Exhibit 3.3

Execution Copy

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ELECTROCORE, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of August 18, 2017

TABLE OF CONTENTS

ARTICLE I Definitions		1

1.1	Definitions	1
1.2	Other Definitional Provisions	12

ARTICLE II Organization of the Company		12

2.1	Formation	12
2.2	Name	12
2.3	Registered Office; Agent	13
2.4	Term	13
2.5	Purposes and Powers	13

ARTICLE III Management of the Company		13

3.1	Board of Managers	13
3.2	Officers	17
3.3	Fiduciary Duties	19
3.4	Performance of Duties; Liability of Board and Officers	19
3.5	Indemnification	20
3.6	Finance Committee	20

ARTICLE IV Members; Voting Rights		21

4.1	Meetings of Members	21
4.2	Voting Rights	22
4.3	Registered Members	22
4.4	Limitation of Liability	23
4.5	Withdrawal; Resignation	23
4.6	Death of a Member	23
4.7	Authority	23
4.8	Outside Activities	23
4.9	Series A Preferred Protective Provisions	23
4.10	Series B Preferred Protective Provisions	25

ARTICLE V Units; Membership		27

5.1	Units Generally; Preference Units; Transaction Bonus Plan	27
5.2	Designation of Additional Units	29
5.3	Issuance of Units	31
5.4	New Members from the Issuance of Units	31
5.5	Preemptive Rights	31
5.6	Conversion of Preferred Units	33

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ARTICLE VI Capital Contributions and Capital Accounts		40

6.1	Capital Contributions; Capital Calls	40
6.2	Capital Accounts	40
6.3	Negative Capital Accounts	42
6.4	No Withdrawal	42
6.5	Loans From Members	42
6.6	Status of Capital Contributions	43

ARTICLE VII Distributions		43

7.1	Generally	43
7.2	Interim Distributions	43
7.3	Tax Advances	44
7.4	Indemnification and Reimbursement for Payments on Behalf of a Member	45
7.5	Distributions Upon a Deemed Liquidation Event; Asset Sale	45

ARTICLE VIII Allocations		46

8.1	Allocations of Profits and Losses	46
8.2	Regulatory and Special Allocations	46
8.3	Curative Allocations	47
8.4	Tax Allocations	47

ARTICLE IX Elections and Reports		49

9.1	Generally	49
9.2	Tax Status	49
9.3	Reports	49
9.4	Tax Elections	49
9.5	Tax Controversies	49

ARTICLE X Dissolution and Liquidation		51

10.1	Dissolution	51
10.2	Liquidation	51

ARTICLE XI Transfer of Units		53

11.1	Restrictions	53
11.2	General Restrictions on Transfer	53
11.3	Procedures for Transfer	53
11.4	Legend	54
11.5	Limitations	54
11.6	Additional Transfer Restrictions	54
11.7	Initial Public Offering; Conversion to C Corporation	58

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ARTICLE XII Miscellaneous Provisions		59

12.1	Notices	59
12.2	Governing Law	60
12.3	No Action for Partition	60
12.4	Headings and Sections	60
12.5	Amendments	60
12.6	Number and Gender	61
12.7	Binding Effect	61
12.8	Counterparts; Facsimile	61
12.9	Severability	62
12.10	Remedies	62
12.11	Business Days	62
12.12	Waiver of Jury Trial	62
12.13	No Strict Construction	62
12.14	Entire Agreement	62
12.15	Parties in Interest	62
12.16	Arbitration	63

SCHEDULES:

Schedule A	Select Officers of the Company

Schedule B	Managers Schedule

Schedule C	Common and Series A Preference Shares

Schedule D	Capitalization Table

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ELECTROCORE, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) dated as of August 18, 2017 of ElectroCore, LLC (the “Company”), a Delaware limited liability company, is made and entered into by and among the Existing Members of the Company together with such additional Persons who become a party hereto.

WHEREAS, the Existing Members are parties to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 28, 2013 (the “Prior Agreement”); and

WHEREAS, the Existing Members desire to amend and restate the Prior Agreement in its entirety as set forth herein to make certain amendments to the terms of the Company’s Common Units and Series A Preferred Units and to create a new class of Preferred Units to be designated as “Series B Preferred Units”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereby agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i) Crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2 (g)(1), and 1.704-2(i); and

(ii) Debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income (or alternative minimum taxable income, as the case may be) allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such Units were carried forward (taking into account the character of any such loss carryforward as capital or ordinary), and (ii) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Available Cash” shall have the meaning set forth in Section 7.1(a).

“Bankruptcy” means, with respect to a Member, that (i) such Member has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Member an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Board” means the Company’s Board of Managers as constituted from time to time in accordance with Article III hereto.

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) The initial Book Value of any Company asset contributed by a Unitholder to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) The Book Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as provided in Section 6.2(a)(iv);

(c) The Book Value of a Company asset distributed to any Unitholder shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

(d) The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) If the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Capital Account” means the capital account maintained for a Member pursuant to Section 6.2.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member, whenever made.

“Certificate” means the Certificate of Formation of the Company under the Delaware Act.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Investors” means the holders of Common Units set forth on Schedule C hereto.

“Common Preference Amount” means the aggregate amount previously paid by the Common Investors for the Common Units held by such Members as of the date of the Prior Agreement. The Common Preference Amount for each Common Investor is the amount set forth for each such Common Investor on Schedule C hereto opposite each such Common Investor’s name under the column titled “Common Preference Amount”, and shall be fixed as of the date hereof.

“Common Preference Units” means the Common Units issued to each Common Investor as of the date hereof pursuant to Section 5.1(a)(ii). The Common Preference Units issuable to each Common Investor is set forth on Schedule C hereto opposite each such Common Investor’s name under the column titled “Common Preference Units”.

“Common Units” means the Units designated as Common Units hereunder, which Units shall have the designations, preferences and/or special rights set forth in this Agreement applicable to such class of Units.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Compensation Committee” means the Committee of the Board established to provide assistance to the Board with respect to compensation matters, which may include authority delegated by the Board to take any and all actions on behalf of the Company from time to time reasonably related to compensation of the Company’s executive officers, including salaries, bonuses and equity grants.

“Corporate Conversion” shall have the meaning set forth in Section 11.7.

“CV Series A Warrant” means that certain warrant, dated March 15, 2013, to purchase up to 6,800,223 Series A Preferred Unit issued by the Company to CV II, which warrant has since expired.

“CV II” means Core Ventures II, LLC, a Delaware limited liability company.

“Deemed Liquidation Event” shall mean any of the following events, unless the holders of at least 66% of the outstanding Preferred Units elect otherwise by written notice sent to the Company prior to the effective date of any such event; provided that such election must include the prior approval of each of CV II and Merck GHI (so long as such party (including its Affiliates) holds at least 10,000,000 Preferred Units (such number adjusted for unit splits, combinations and similar transactions occurring after the date hereof in respect of the Preferred Units)):

(a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues membership interests (or shares of its capital stock if has become a corporation) pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the membership interests (or shares of capital stock if it has become a corporation) of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for membership interests (or shares of its capital stock if has become a corporation) that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the membership interests (or shares of its capital stock if has become a corporation) of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Depreciation” means for each Taxable Year, an amount equal to the depreciation or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that (i) with respect to any asset whose Book Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by the “remedial method” defined in Treasury Regulation Section 1.704-3(d), Depreciation for such Taxable Year shall be the amount of book basis recovered for such Taxable Year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Book Value differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be the amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted tax basis of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Tax Matters Person.

“Derivative Securities” means any equity securities which are, at the time of determination, convertible into Common Units, and are in the money.

“Designation” shall have the meaning set forth in Section 5.2.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Existing Members” means the persons who hold Membership Interests in the Company as of the date hereof pursuant to the Prior Agreement.

“Fair Market Value” of any asset or the Units as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset or Units in an arm’s-length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Fiscal Year” means the Company’s Taxable Year.

“Fixed Series A Return” means an amount, for each Series A Preferred Unit, equal to the accrued and unpaid Series A Preferred Return in respect of such Series A Preferred Unit calculated from the original issue date of each such Series A Preferred Unit up to an including March 13, 2016, which amount equals $3,629,092 in the aggregate.

“Founding Investors” shall mean Joseph P. Errico, Dr. Thomas J. Errico and Kathryn Theofilos.

“GAAP” shall mean shall mean generally accepted accounting principles (applied consistently) as in effect on the applicable date or during the applicable period, as the case may be.

“GCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“GHI/CV II Series A Percentage” means, as of the applicable measurement date, the number, expressed as a percentage, equal to the sum of the percentage of outstanding Series A Preferred Units held of record by Merck GHI plus the percentage of outstanding Series A Preferred Units held of record by CV II.

“GHI/CV II Series B Percentage” means, as of the applicable measurement date, the number, expressed as a percentage, equal to the sum of the percentage of outstanding Series B Preferred Units held of record by Merck GHI plus the percentage of outstanding Series B Preferred Units held of record by CV II.

“Healthcare Trigger Event” shall mean any transaction or new strategic business initiative, agreement or arrangement that Merck GHI believes could result in a potential violation of, or would be potentially impermissible under, any healthcare laws, rules or regulations applicable to Merck GHI (or any other Merck & Co. affiliated company) as determined by either Merck GHI or counsel to the Company.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein, and all trusts for the benefit of any such persons.

“Investor Manager” shall have the meaning set forth in Section 3.1(c) hereto.

“Liquidation Event” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a Deemed Liquidation Event.

“Losses” means items of loss and deduction of the Company determined according to Section 6.2.

“Major Holder” means, at any time, (i) each holder of Preferred Units, and (ii) each Member (including its Immediate Family Members and Affiliates) who holds of record not less than 2,000,000 Units (such number adjusted for Unit splits, combinations and similar transactions occurring after the date hereof).

“Majority in Interest” means, at any time, a Member or Members which own more than 50% of the total Units outstanding at such time, plus one Unit (treating all Preferred Units on an as-converted to Common Unit basis).

“Majority of the Board” means, at any time, a combination of any of the then Managers constituting a majority of the votes of all of the Managers who are then elected and qualified.

“Member” means each Person who is a holder of a Membership Interest in the Company as of the date hereof and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Minimum Gain” with respect to each Member Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” shall have mean the schedule of all Members maintained by the Company pursuant to Section 5.1 hereunder setting forth the name of each Member, the number and type of Units held by them and their respective Percentage Interest.

“Membership Interest” means the interest acquired by a Member in the Company, including such Member’s right (based on the type and class and/or series of Unit or Units held by such Member), as applicable, (A) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Company, (B) to a distributive share of the assets of the Company, (C) to vote on, consent to or otherwise participate in any decision of the Members, and (D) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Merck GHI” means Merck Global Health Innovation Fund, LLC.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b) (substituting the term “Company” for the term “partnership” as the context requires).

“Original Issue Price” shall mean, with respect to the Series A Preferred Units, the Original Series A Issue Price, and, with respect to the Series B Preferred Units, the Original Series B Issue Price.

“Original Series A Issue Price” shall mean, for each Series A Preferred Unit issued at either the Initial Closing or any Required Milestone Closing under the Series A Purchase Agreement, or the CV II Series A Warrant, $0.73527 per Series A Preferred Unit (as adjusted for unit splits, reverse unit splits and similar actions occurring after the date hereof in respect of the Series A Preferred Units), and, for each Series A Preferred Unit issued at any Optional Milestone Closing under the Series A Purchase Agreement, $0.85 per Series A Preferred Unit (as adjusted for unit splits, reverse unit splits and similar actions occurring after the date hereof in respect of the Series A Units). The Original Series A Issue Price for the applicable Series A Preferred Units are as set forth on Schedule D attached hereto.

“Original Series B Issue Price” shall mean $0.70 per Series B Preferred Unit (as adjusted for unit splits, reverse unit splits and similar actions occurring after the date hereof in respect of the Series B Preferred Units).

“Percentage Interest” with respect to a Member means, at any time, such Member’s ownership interest in the Company expressed as a percentage based upon the number of Units held by such Member as it relates to the total outstanding Units (treating all Preferred Units on an as-converted to Common Units basis). Each Member’s Percentage Interest shall be reflected on the Member’s Schedule, as amended from time to time in accordance herewith.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Preference Units” means, collectively, the Common Preference Units and the Series A Preference Units.

“Preferred Units” means, collectively, the Series A Preferred Units and the Series B Preferred Units.

“Profits” means items of income and gain of the Company determined according to Section 6.2.

“Public Offering” shall mean the sale by the Company or its successor of its equity securities to the public in a firm commitment underwriting pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A)  1⁄4 in the case of the first calendar quarter of the Fiscal Year,  1⁄2 in the case of the second calendar quarter of the Fiscal Year,  3⁄4 in the case of the third calendar quarter of the Fiscal Year, and 1 in the case of the fourth calendar quarter of the Fiscal Year and (B) the Member’s Estimated Tax Amount for such Fiscal Year over (ii) all distributions previously made during such Fiscal Year to such Member.

“Qualified Future Financing” shall mean an equity or convertible note bridge financing by the Company (including a Series C Preferred Unit or other senior or pari passu security to the Series A Preferred Units and/or the Series B Preferred Units) that is approved by the Board and a Majority in Interest; provided that in connection with such financing: (x) the preference (including the participation right in Section 7.2(c)) payable to the holders of the Series A Preferred Units and the Series B Preferred Units hereunder, pursuant to either of Sections 7.2, 7.5 and 10.2, is not reduced (provided that any additional preference ahead of or pari passu with the Series B Preferred Units and the Series A Preferred Units resulting from such financing shall not be deemed a reduction for this purpose and provided further that the fact that additional Units will be outstanding will not be deemed a reduction of the participation right in Section 7.2(c)) for this purpose), (y) there is no reduction or other negative adjustment to the Series A Preferred Return, and (z) there is no waiver of any resulting adjustment to the Conversion Prices applicable to the Preferred Units or a conversion or exchange (forced or otherwise) of the Preferred Units to Common Units or any other security (other than a conversion into Common Units (or common stock) in connection with a Qualified Public Offering as herein provided), or any penalty or material adverse consequence targeting only investors who fail to participate in the Qualified Future Financing (excluding for this purpose proportionate dilution due to the failure to so participate).

“Qualified Public Offering” shall mean a Public Offering with an aggregate offering price of not less than $30,000,000 placing a pre-money valuation on the Company (based on the closing price for the Public Offering) of not less than $250,000,000.

“Required Preferred Consent” shall mean, collectively, the Required Series A Consent and the Required Series B Consent.

“Required Series A Consent” shall have the meaning set forth in Section 4.9 hereto.

“Required Series B Consent” shall have the meaning set forth in Section 4.10 hereto.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof).

“Series A Preference Units” means the Common Units issued to each holder of Series A Preferred Units as of the date hereof pursuant to Section 5.1(a)(ii). The Series A Preference Units issuable to each such holder of Series A Preferred Units is set forth on Schedule C hereto opposite each such holder’s name under the column titled “Series A Preference Units”.

“Series A Preferred Return” means an annual non-compounded amount with respect to each outstanding Series A Preferred Unit equal to the product of (x) the Series A Percentage, and (y) the Series A Unreturned Capital Value for each such Unit, which shall accrue as provided herein to the extent not paid.

“Series A Preferred Return Percentage” means 4%.

“Series A Preferred Units” means the Units designated as Series A Preferred Units hereunder, which Units shall have the designations, preferences and/or special rights set forth in this Agreement applicable to such class of Units.

“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement dated as of March 28, 2013, as amended, among the Company and the other parties thereto.

“Series A Unreturned Capital Value” means, for each Series A Preferred Unit at any time outstanding, the amount equal to the Original Series A Issue Price for such Series A Preferred Unit, reduced by the aggregate amount of all distributions made by the Company in respect of such Series A Preferred Unit hereunder, other than Tax Distributions and distributions in respect of Series A Preferred Return. As of the date hereof, the aggregate Series A Unreturned Capital Value is $54,923,430.

“Series B Bridge Financing” means the bridge note and warrant financing conducted by the Company during 2016 and 2017 pursuant to which the Company issued in the aggregate $25,586,822 in bridge notes, together with warrants and Common Units in connection therewith.

“Series B Bridge Warrants” means the warrants to purchase Series B Preferred Units issued in connection with the Series B Bridge Financing.

“Series B Common Warrants” means the warrants to purchase Common Units issued pursuant to the Series B Purchase Agreement.

“Series B Commitment Amount” means the amount of Series B Preferred Units each Member party to the Series B Commitment Letter agreed to purchase at the initial closing under the Series B Purchase Agreement.

“Series B Commitment Letter” means the letter agreement dated June 30, 2017 pursuant to which certain Members committed, among other things, to purchase a minimum amount of Series B Preferred Units at the initial closing under the Series B Purchase Agreement, subject to the terms and conditions therein set forth.

“Series B Preferred Units” means the Units designated as Series B Preferred Units hereunder, which Units shall have the designations, preferences and/or special rights set forth in this Agreement applicable to such class of Units.

“Series B Purchase Agreement” means the Series B Preferred Unit Purchase Agreement dated as of the date hereof among the Company and the purchasers of Series B Preferred Units party thereto providing for the issuance of up to 92,857,143 Series B Preferred Units, as such agreement may be amended from time to time in accordance therewith.

“Series B Unreturned Capital Value” means, for each Series B Preferred Unit at any time outstanding, the amount equal to the Original Series B Issue Price for such Series B Preferred Unit, reduced by the aggregate amount of all distributions made by the Company in respect of such Series B Preferred Unit hereunder, other than Tax Distributions. As of the date hereof, after giving effect to the issuance of Series B Preferred Units at the Initial Closing pursuant to the Series B Purchase Agreement (inclusive of the conversion in full of the convertible promissory notes issued in the Series B Bridge Financing), the aggregate Series B Unreturned Capital Value is $35,888,910.

“Tax Advances” means any distributions made by the Company pursuant to Section 7.3 hereof.

“Tax Amount” of a Member for a Fiscal Year means the product of (A) the Tax Rate for such Fiscal Year and (B) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Matters Person” has the meaning set forth in Section 9.5.

“Tax Rate” shall mean the highest individual or corporate federal, state and local income tax rate applicable to any Member of the Company for the applicable period, taking into account for federal income tax purposes, the deductibility of state and local taxes, in each case as if such Member were a resident of New York City.

“Taxable Year” means the Company’s taxable year ending on or about December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“Third Investor Manager” shall have the meaning set forth in Section 3.1(c) hereto.

“Transaction Bonus Plan” shall mean a bonus plan that may be established by the Company with the approvals contemplated herein, including Section 5.1(d), pursuant to which senior management of the Company employed at the time of any Liquidation Event would be entitled to additional compensation. Such plan, if established, may (i) provide that the allocation of such bonus pool will be determined by the Company’s Chief Executive Officer, as approved by the Board, (ii) provide that participation in such bonus pool will be subject to the participants: (A) assisting the Company in the Liquidation Event, (B) remaining employed with the Company through the Liquidation Event, and if requested, for a specified period thereafter not to exceed 12 months, and (C) delivering, if requested, a standard employee release in favor of the Company and its stakeholders prior to or upon consummation of such Liquidation Event, and (iii) be on such other terms and conditions as the Board shall approve taking into account the effects such plan would reasonably be expected to have on any potential acquiror of the Company and the tax consequences to the Company and the participants with a view toward implementing the plan in a tax efficient manner.

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Membership Interests of all of the Unitholders and shall include all types and classes and/or series of Units; provided that any type or class or series of Unit shall have the designations, preferences and/or special rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such designations, preferences and/or special rights. As of the date hereof, the Units shall consist of the Common Units, the Series A Preferred Units and the Series B Preferred Units. Unless otherwise provided for hereunder, the Common Units and the Preferred Units shall be identical in all respects.

“Unitholder” means with respect to any Unit, the record holder thereof as evidenced on the Members Schedule.

“Warrants” shall mean the Series B Bridge Warrants, the Series B Common Warrants and all other warrants issued from time to time by the Company, with Board approval, and designated as “Warrant” for purposes of this Agreement.

1.2 Other Definitional Provisions. Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement. Defined terms used in this Agreement in the singular shall import the plural and vice versa.

ARTICLE II

Organization of the Company

2.1 Formation.

(a) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(b) Any officer of the Company as an “authorized person” within the meaning of the Delaware Act, is hereby authorized, at any time that the applicable Member(s) have approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Delaware Act.

(c) The Company shall, to the extent permissible, elect to be treated as a partnership for federal, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Company shall not be deemed a partnership or joint venture for any other purpose.

2.2 Name. The name of the Company is “ElectroCore, LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company”, “LLC” or “L.L.C.”

2.3 Registered Office; Agent. The Company shall maintain a registered office and agent in the State of Delaware as determined by the Board.

2.4 Term. The term of existence of the Company shall be as stated in the Certificate, unless the Company is dissolved in accordance with the provisions of this Agreement.

2.5 Purposes and Powers. The purposes and character of the business of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the Delaware Act. The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under the Delaware Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the state of its organization.

ARTICLE III

Management of the Company

3.1 Board of Managers.

(a) Establishment. The Prior Agreement established a committee (the “Board” or the “Board of Managers”) comprised of natural persons (the “Managers”) having the authority and duties to manage the business and affairs of the Company as set forth therein (and as set forth in this Agreement following its effective date). Except as otherwise provided herein, any decisions to be made by the Board shall require the approval of a Majority of the Board. Except as provided in the immediately preceding sentence, no Manager acting alone, or with any other Manager or Managers, shall have the power to act for or on behalf of, or to bind the Company. Each Manager shall be a “manager” (as that term is defined in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Managers need not be residents of the State of Delaware. The Board has established the following committees as of the date hereof: Finance Committee, Compensation Committee and Audit Committee.

(b) Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, other than to the extent delegated to an officer of the Company by the Board. Without limiting the foregoing, Board approval (including the Merck Manager and the CV II Manager) will be required for the Company to (i) commence any pivotal clinical trial by the Company not provided for in the then current operating budget approved by the Board, or (ii) hire or terminate the employment of the Chief Executive Officer of the Company, and any of his or her direct reports or any senior officer of the Company.

(c) Number of Managers; Term of Office. The authorized number of Managers constituting the entire Board from and after the date hereof shall be nine (9) consisting of:

(i) so long as the Founding Investors (together with their Immediate Family Members and Affiliates) hold in the aggregate at least 7,500,000 Units (such number adjusted for Unit splits, combinations and similar transactions occurring after the date hereof), one person designated by each Founding Investor (or, upon the death of any Founding Investor, the majority vote of all Units held by such deceased Founding Investor’s Immediate Family Members and Affiliates) (the “Founder Managers”). As of the date hereof, the Founder Managers shall be Joseph P. Errico, Dr. Thomas J. Errico and Kathryn Theofilos;

(ii) so long as Merck GHI (together with its Affiliates) holds at least 2,500,000 Units (such number adjusted for Unit splits, combinations and similar transactions occurring after the date hereof), (A) one Manager shall be designated by Merck GHI (the “Merck Manager”), and (B) Merck GHI shall have the right to designate one member to each committee of the Board. As of the date hereof, the Merck Manager shall be David Rubin;

(iii) so long as CV II (together with its Affiliates) holds at least 2,500,000 Units (such number adjusted for Unit splits, combinations and similar transactions occurring after the date hereof), (A) one Manager shall be designated by CV II (the “CV II Manager”), and (B) CV II shall have the right to designate one member to each committee of the Board. As of the date hereof, the CV II Manager shall be Dr. Peter Staats;

(iv) one Manager shall be designated mutually by Merck GHI and CV II (the “Third Investor Manager”). As of the date hereof, the Third Investor Manager shall be Trevor Moody. The Managers designated pursuant to subsections (ii), (iii) and (iv) shall be referred to herein as the “Investor Managers”. Notwithstanding anything herein to the contrary, the Third Investor Manager shall not be removed from the Board from and after the date hereof without the prior approval of Merck GHI and CV II (so long as such party (including its Affiliates) holds at least 10,000,000 Preferred Units (such number adjusted for unit splits, combinations and similar transactions occurring after the date hereof in respect of the Preferred Units); and

(v) the remaining Managers shall be persons not Affiliates of any other Member (which shall not be deemed to include any portfolio company of Merck GHI or CV II) and shall be designated by the holders of a majority of the outstanding Units (and be reasonably acceptable to each of the Merck Manager and the CV II Manager), which initial Managers designated pursuant to this clause (v) shall be Frank Amato, James L.L. Tullis and Nicholas Colucci. Notwithstanding anything herein to the contrary, Mr. Tullis shall not be removed from the Board by the Members from and after the date hereof without the prior approval of Merck GHI and CV II (so long as such party (including its Affiliates) holds at least 10,000,000 Preferred Units (such number adjusted for unit splits, combinations and similar transactions occurring after the date hereof in respect of the Preferred Units).

(d) Removal. Subject to the final sentence of Section 3.1(c)(v), any Manager of the Company may be removed from the Board, with or without cause, in the manner allowed by law and this Agreement, but with respect to a Manager designated by a specific Member or Members or class or classes of Members pursuant to Section 3.1(c)(i) through 3.1(c)(v), a removal without cause shall only occur upon the vote or written consent of the Member entitled to designate such Manager (or if designated by two or more Members, by any of such Members; provided such Manager’s replacement shall be designated by the Members entitled to designate such Manager pursuant to the applicable Section 3.1(c)(i) through 3.1(c)(v)).

(e) Resignation; Vacancies. A Manager may resign at any time by giving written notice to that effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy, whether due to death, resignation or removal, of any Manager shall be filled only by the vote or consent of the persons entitled to designate such former Manager pursuant to Section 3.1(c)(i) through (v) above.

(f) Meetings of the Board. The Board shall meet at such time and at such place (either within or outside of the State of Delaware) as the Board may designate. Special meetings of the Board shall be held on the call of the Chairman (as herein defined) or any one Manager upon at least two business days (if the meeting is to be held in person, and not counting the day notice of such meeting is delivered) or one business day (if the meeting is to be held by telephone communications or video conference, and not counting the day notice of such meeting is delivered) written notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. Any Manager may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(i) Conduct of Meetings. Any meeting of the Board may be held in person, telephonically or by video conference.

(ii) Quorum. A Majority of the Board (including at least two Investor Managers) at a properly noticed meeting shall constitute a quorum of the Board for purposes of conducting business; provided that in the event at least two Investor Managers fail to attend, a meeting shall be postponed for at least two business days, with notice of the meeting resulting therefrom given in accordance with this clause (f), and in the meeting resulting therefrom, a quorum shall be a Majority of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A Manager may vote or be present at a meeting either in person, telephonically or by proxy.

(iii) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the consent or consents are in writing, set forth the action so taken, and are delivered to all Managers prior to the effective date of such action and thereafter signed by all of the members of the Board required to carry such action as if such action were taken at a duly called meeting with the entire Board present. An email communication from a Manager confirming his consent shall be sufficient if promptly followed by delivery to the Company of a signed consent.

(g) Compensation of the Managers. Managers, as such, shall not receive any stated salary for their services as a Manager, but shall receive such compensation for their services as may be from time to time agreed upon by a majority of the disinterested members of the Board, including at least two Investor Managers. In addition, Managers (and observers designated pursuant to Section 3.1(i) below) shall be entitled to reimbursement for the reasonable out-of-pocket expenses (incurred in accordance with any written Company policies which Managers have received), if any, incurred in attending all Board and any committee meetings, as well as other expenses approved by the Board in connection with their work on behalf of the Company; provided, that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving compensation for such service.

(h) Chairman of the Board. A Majority of the Board may elect any one of the Managers to be the Chairman of the Board (the “Chairman”). As of the date hereof, the Chairman is Joseph P. Errico. At any time, the Chairman, if any, can be removed from his or her position as Chairman by a Majority of the Board. The Chairman, in his or her capacity as the Chairman of the Board, shall not have any of the rights or powers of an officer of the Company. The Chairman shall preside at all meetings of the Board and at all meetings of the Members at which he or she shall be present.

(i) Board Observers. Merck GHI, so long as it holds of record any Preferred Units, shall be entitled to have one representative attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall have the right to receive copies of all notices, minutes, consents, and other materials that the Company provides to its Managers; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. CV II, so long as it holds of record any Preferred Units, shall be entitled to have one representative attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall have the right to receive copies of all notices, minutes, consents, and other materials that the Company provides to its Managers; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

3.2 Officers.

(a) Appointment of Officers. The Board may appoint individuals as officers (“officers”) of the Company, which may include a Chief Executive Officer, President, a Chief Financial Officer, a Secretary and such other officers (such as a Chief Operating Officer, a Treasurer or any number of Vice Presidents) as the Board deems advisable. No officer need be a Member. An individual may be appointed to more than one office. No officer of the Company shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement. Certain officers of the Company as of the date hereof are listed on the attached Schedule A.

(b) Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Board, the officers shall have the discretion to manage the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions, except those expressly reserved or requiring the approval of the Board hereunder, affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. In addition, the officers shall have such other powers and duties as may be prescribed by the Board or this Agreement. Subject to the supervision and direction of the Board, the Chief Executive Officer shall have the power and authority to delegate to any agents or employees of the Company rights and powers of officers of the Company to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, as the Chief Executive Officer may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. Notwithstanding the foregoing, without limiting the rights and powers of the Board or any other approval right herein granted to the holders of Preferred Units, no officer shall enter into or consummate any of the following transactions without the prior approval of the Board (or a duly authorized committee thereof): (i) any material transaction outside of the ordinary course of the Company’s business consistent with past practice, unless such transaction is provided for within the then current operating budget approved by the Board or obligates the Company for an amount not in excess of $100,000; (ii) the issuance of any Units or other security of the Company, including any security convertible into any security, other than the grant by the Board or the Compensation Committee (or its designee) of Units to employees in connection with their services to the Company under any plan approved by the Board; (iii) any sale of any material portion of the Company’s assets (whether by asset purchase, stock purchase, merger or otherwise), except in the ordinary course of the Company’s business; (iv) declare or pay any dividend or make any other distributions in respect of any Units (other than required tax distributions hereunder, or other distributions required hereunder in respect of the Preferred Units); (v) redeem or purchase or otherwise acquire any Units, other than repurchases from officers, Managers, consultants or other persons who performed services for the Company in connection with the cessation of such employment or service for an amount not in excess of $50,000 individually, or $250,000 in the aggregate; (vi) incur any indebtedness for borrowed money in excess of $100,000 individually or $250,000 in the aggregate (other than purchase money indebtedness); (vii) approve any material deviation from the then current operating budget as approved by the Board; (viii) any sale of assets in excess of $100,000 in the aggregate outside of the ordinary course of the business; or (ix) any other acts requiring the consent or approval of the Board under this Agreement.

(c) Authority of Officers. Subject to Section 3.2(b), any officer of the Company shall have the right, power and authority to transact business in the name of the Company or to act for or on behalf of or to bind the Company. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Company.

(d) Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any officer, for any reason or for no reason, at any time, subject to the terms of any then-existing employment agreement. Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such officer under this Agreement or any employment or unit repurchase agreement then in effect. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e) Compensation of Officers. The officers shall be entitled to receive compensation from the Company as determined by the Board.

(f) Chief Executive Officer; President. Under the direction of and, at all times, subject to the authority of the Board and the limitations imposed by Section 3.2(b), the Chief Executive Officer shall have general supervision over the day-to-day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are incident to the office of president under the GCL. The Chief Executive Officer shall be the highest ranking corporate officer of the Company, shall report directly to the Board and shall have such other powers and perform such other duties as may from time to time be prescribed by the Board. The President shall perform such duties as may be assigned to him from time to time by the Board or the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President may, unless otherwise determined by the Board, exercise the powers and perform the duties pertaining to the office of Chief Executive Officer.

(g) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the GCL. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer, subject to the limitations imposed by Section 3.2(b).

(h) Secretary. The Secretary shall (i) keep the minutes and resolutions of any meetings of the Members and of the Board in one or more books provided for that purpose; (ii) see that all notices to be given by the Company are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Member which shall be furnished to the Secretary by such Member; (v) have general charge of the Members Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under the GCL. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer, subject to the limitations imposed by Section 3.2(b).

(i) Other Officers. All other officers of the Company shall have such powers and perform such duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer, subject to the limitations imposed by Section 3.2(b).

3.3 Fiduciary Duties. The Board, in the performance of its duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the directors of a corporation to the stockholders of such corporation under the laws of the State of Delaware and shall discharge such duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Board reasonably believes to be in the best interests of the Company. Notwithstanding anything contained herein to the contrary, Investor Managers (to the extent not designated by one or more Founder Investors or their respective Affiliates and related persons) shall not have any duty or obligation to bring any “corporate opportunity” to the Company or any of its subsidiaries. The officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware.

3.4 Performance of Duties; Liability of Board and Officers. In performing his, her or its duties, each Manager and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid), of the following other Persons or groups: (A) one or more officers or employees of the Company; (B) any attorney, independent accountant, or other Person employed or engaged by the Company; or (C) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act. No person who is a Manager or an officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or an officer of the Company or any combination of the foregoing, except to the extent of their gross negligence or willful misconduct.

3.5 Indemnification. Notwithstanding Section 3.3, no Manager nor any officer shall be liable, responsible or accountable for damages or otherwise to the Company, or to the Members, and, to the fullest extent allowed by law, the Managers and each officer shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses from and against all claims, liabilities, and expenses arising out of any management of Company affairs; provided that (A) such person’s course of conduct was pursued in good faith and believed by him or it to be in the best interests of the Company and was reasonably believed by him or it to be within the scope of authority conferred on such person pursuant to this Agreement and (B) such course of conduct did not constitute gross negligence or willful misconduct on the part of such Manager or officer and otherwise was in accordance with the terms of this Agreement. The rights of indemnification provided in this Section are intended to provide indemnification of the Managers and the officers to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Managers or officers may otherwise be entitled by contract or as a matter of law and shall extend to his heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section. Each Manager’s and each officer’s right to indemnification pursuant to this Section may be conditioned upon the delivery by such person of a written undertaking to repay such amount if such person is determined pursuant to this Section or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation.

3.6 Finance Committee.

(a) Establishment. There is hereby established a six person committee of the Board (the “Finance Committee”) comprised of the three Founder Managers and the three Investor Managers having the authority and duties to manage the business and affairs of the Company as set forth herein. Except as otherwise provided herein, any decisions to be made by the Finance Committee shall require the affirmative vote or written consent of a majority of the number of members (including at least two of the Investor Managers) constituting the entire Finance Committee. Except as provided in the immediately preceding sentence, no member of the Finance Committee acting alone, or with any other member of the Finance Committee, shall have the power to act for or on behalf of, or to bind, either the Company or the Finance Committee.

(b) Approval Requirement. Any of the following items shall require the prior approval of the Finance Committee (including at least two of the Investor Managers) in accordance with subsection (a) of this Section:

(i) the adoption of the Company’s annual budget and operating plan, and material changes thereto;

(ii) the incurrence by the Company of aggregate indebtedness for borrowed money outstanding at any time in an amount in excess of $500,000 but not greater than $1,500,000;

(iii) the incurrence by the Company of any expenditures which are not set forth in the then approved annual budget to the extent in excess of $100,000 individually or $250,000 in the aggregate;

(iv) the entering into any agreement or other transaction by the Company to acquire another company or the assets of another company for consideration in excess of $100,000 but less than $500,000;

(v) the entering into any agreement or other transaction by the Company outside of the ordinary course of its business with respect to any sale of any of its assets for consideration in excess of $100,000 unless the holders of the outstanding Preferred Units have received or shall receive in connection with such transaction (in the aggregate taking into account all distributions, other than tax distributions, received from the Company from the original issue date of such Units) an amount per outstanding Preferred Unit equal to or in excess of four times (4X) the Original Issue Price applicable to each such outstanding Preferred Unit;

(vi) any increase to the number of Units or options or profits interest available for issuance pursuant to any employee plan, other than as previously approved by the Board;

(vii) approving any change of the Company’s independent public accountants;

(viii) entering into any joint ventures, partnerships or establishing non-wholly owned subsidiaries; or

(ix) approving any expansions by the Company into any business unrelated to neurostimulation.

ARTICLE IV

Members; Voting Rights

4.1 Meetings of Members.

(a) Generally. Meetings of the Members may be called by (i) the Board or (ii) by a Member or Members holding 10% or more of the then outstanding Units. All meetings of the Members shall be held telephonically or at the principal office of the Company or at such other place within or without the state of the Company’s organization as may be determined by the Board. A record shall be maintained by the Secretary of the Company of each meeting of the Members.

(b) Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting of the Members, describing the purposes for which the meeting is called shall be delivered not fewer than five days, but not more than sixty days, before the date of the meeting, either personally or by any written method by which it is reasonable to expect that the Members would receive such notice not later than three business days prior to the date of the meeting, to each holder of Units (with a copy to the Secretary of the Company), by or at the direction of the Member(s) calling the meeting or the Board, as the case may be.

(c) Quorum. Except as otherwise provided herein or by applicable law, at any time, Units representing not less than a Majority in Interest (including a majority of each class of Preferred Units), represented in person or by proxy, shall constitute a quorum of Members for purposes of conducting business; provided that in the event that holders of a majority of any class of Preferred Units fail to attend, a meeting shall be postponed for at least two business days, with notice of the meeting resulting therefrom given in accordance with clause (b) above, and in the meeting resulting therefrom, a quorum shall be Units representing not less than a Majority in Interest. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members which own Units representing not less than a Majority in Interest shall be present or represented. Except as otherwise required by applicable law or as required herein, resolutions of the Members at any meeting of Members shall be adopted by the affirmative vote of Members holding not less than a Majority in Interest.

(d) Actions Without a Meeting. Unless otherwise prohibited by law, any action to be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by a Member or Members holding not less than a Majority in Interest, or such higher percentage of Units as is expressly required hereunder to take such action. A record shall be maintained by the Secretary of the Company of each such action taken by written consent of a Member or Members.

4.2 Voting Rights. Except as specifically provided herein or otherwise required by applicable law, for all purposes hereunder, including for purposes of Article III hereof, (i) each Member shall be entitled to one vote for each Unit held by such Member, and (ii) the Units of all classes and series shall vote together as a single class on all such matters (on an as converted to Common Unit basis). A Member which owns Units may vote or be present at a meeting either in person or by proxy. When used herein, references to the vote of the Common Units shall, unless the applicable provision expressly provides otherwise, mean the vote of the then outstanding Common Units and the Preferred Units (on an as converted basis).

4.3 Registered Members. The Company shall be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or applicable law.

4.4 Limitation of Liability. Unless otherwise agreed to in a separate writing, no Member will be obligated personally for any debt, obligation or liability of the Company or of any of its subsidiaries or other Members by reason of being a Member, whether arising in contract, tort or otherwise. Except as otherwise provided under applicable law or expressly in this Agreement, no Member, in his or its capacity as such, will have any fiduciary or other duty to another Member with respect to the business and affairs of the Company or of any of its subsidiaries. No Member will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or of any of its subsidiaries or return distributions made by the Company.

4.5 Withdrawal; Resignation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to own or hold any Units, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to own or hold any Units, such Person shall no longer be a Member.

4.6 Death of a Member. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be transferred to such Member’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs shall sign a joinder to this Agreement acceptable to the Board).

4.7 Authority. No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

4.8 Outside Activities. Subject to the terms of any written agreement by any Member to the contrary (including the non-competition agreements with employees of the Company or any of its subsidiaries), a Member may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities which compete with the Company, and no Member (unless such Member is an employee of the Company or one of its subsidiaries) shall have any duty or obligation to bring any “corporate opportunity” to the Company. Subject to the terms of any written agreement by any Member to the contrary, neither the Company nor any other Member shall have any rights by virtue of this Agreement in any business interests or activities of any Member.

4.9 Series A Preferred Protective Provisions. The Company shall not take any of the following actions without the prior written consent of holders of outstanding Series A Preferred Units holding of record a number of Series A Preferred Units that represent not less than the greater of (x) 66% of the total number of outstanding Series A Preferred Units, and (y) the GHI/CV II Series A Percentage; provided further that such consent shall also require the prior approval of each of Merck GHI and CV II (provided that if any such party no longer holds of record at least 10,000,000 Series A Preferred Units (such number subject to adjustment for Unit splits and similar events after the date hereof in respect of the Series A Preferred Units) the consent of such party shall no longer be required under the foregoing proviso, but without limiting clauses (x) and (y)) (the foregoing consent being referred to herein as the “Required Series A Consent”):

(i) amend the Company’s organization and governance documents (including this Agreement) so as to adversely alter the rights, preferences, privileges of the Series A Preferred Units; provided that, notwithstanding anything herein to the contrary in this Section 4.9, the Required Series A Consent for purposes of this clause (i) as it relates to a Qualified Future Financing shall only require the consent of the holders of a majority of the total number of outstanding Series A Preferred Units (and, for the sake of clarity, neither clauses (x) and (y) above nor the proviso requiring the prior approval of each of Merck GHI and CV II shall apply);

(ii) create, or authorize the creation of, or issue or obligate itself to issue Units or any Membership Interest of any additional class or series unless the same ranks junior to the Series A Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions (other than tax distributions) and rights of redemption, or increase the authorized number of Series A Preferred Units or increase the authorized number of Units of any additional class or series of Membership Interest unless the same ranks junior to the Series A Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of distributions (other than tax distributions) and rights of redemption; provided that, notwithstanding anything herein to the contrary in this Section 4.9, the Required Series A Consent for purposes of this clause (ii) as it relates to a Qualified Future Financing shall only require the consent of the holders of a majority of the total number of outstanding Series A Preferred Units (and, for the sake of clarity, neither clauses (x) and (y) above nor the proviso requiring the prior approval of each of Merck GHI and CV II shall apply);

(iii) pay or declare any distribution on any securities of the Company, other than (x) required tax distributions or (y) distributions in connection with a Liquidation Event approved in accordance with this Agreement and made in conformity with Article VII;

(iv) the incurrence by the Company of aggregate indebtedness for borrowed money outstanding at any time in an amount in excess of $1,500,000;

(v) redeem, purchase or otherwise acquire any securities of the Company, other than repurchases from officers, Managers, consultants or other persons who performed services for the Company in connection with the cessation of such employment or service for an amount not in excess of $250,000 individually;

(vi) change the number of Managers constituting the entire Board;

(vii) enter into any transaction with any officer, Manager or Member of the Company who holds 5% or more of the total outstanding Units, or any Affiliate or Immediate Family Member of any of the foregoing, except pursuant to the exercise of preemptive rights pursuant to Section 5.5 or in connection with a Qualified Future Financing

(provided any such person’s participation in such Qualified Future Financing is on terms approved by the Board and identical to the terms of the other participants, and any participation by any such Affiliate is disclosed to the Board);

(viii) enter into any transaction with any Affiliate of the Company, except pursuant to the exercise of preemptive rights pursuant to Section 5.5 or in connection with a Qualified Future Financing (provided any such person’s participation in such Qualified Future Financing is on terms approved by the Board and identical to the terms of the other participants, and any participation by any such Affiliate is disclosed to the Board);

(ix) the incurrence by the Company of any expenditures in any calendar year which are not set forth in the then approved annual budget to the extent in excess of $250,000 individually or $500,000 in the aggregate;

(x) effect a reclassification, reorganization or recapitalization of the outstanding membership interest of the Company; provided this clause (x) shall not apply to a Corporate Conversion in anticipation of (and conditioned upon) a Qualified Public Offering,

(xi) the entering into any agreement or other transaction by the Company to acquire another company or the assets of another company for consideration in excess of $500,000;

(xii) approve any Liquidation Event unless the holders of the outstanding Series A Preferred Units have received or shall receive in connection with such transaction (in the aggregate taking into account all distributions, other than tax distributions, received from the Company from the original issue date of such Units) an amount per outstanding Series A Preferred Unit equal to or in excess of three times (3X) the Original Series A Issue Price applicable to each such outstanding Series A Preferred Unit; or

(xiii) except as provided in Section 5.1(d) relating to the implementation of the Transaction Bonus Plan, approve any increase by more than 1% of the total outstanding Units to the number of Units or options or profits interest available for issuance pursuant to any employee plan.

4.10 Series B Preferred Protective Provisions. The Company shall not take any of the following actions without the prior written consent of holders of outstanding Series B Preferred Units holding of record a number of Series B Preferred Units that represent not less than the greater of (x) 55% of the total number of outstanding Series B Preferred Units, and (y) the GHI/CV II Series B Percentage; provided further that, with respect to Section 4.10(i) (except for the exceptions noted therein), such consent shall also require the prior approval of each of Merck GHI and CV II (the foregoing consent being referred to herein as the “Required Series B Consent”):

(i) amend the Company’s organization and governance documents (including this Agreement) so as to adversely alter the rights, preferences, privileges of the Series B Preferred Units; provided that, notwithstanding anything herein to the contrary in this Section 4.10, the Required Series B Consent for purposes of this clause (i) as it relates to a Qualified Future Financing shall only require the consent of the holders of a majority of the total number of outstanding Series B Preferred Units (and, for the sake of clarity, neither clauses (x) and (y) above nor the proviso requiring the prior approval of each of Merck GHI and CV II shall apply);

(ii) create, or authorize the creation of, or issue or obligate itself to issue Units or any Membership Interest of any additional class or series unless the same ranks junior to the Series B Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions (other than tax distributions) and rights of redemption, or increase the authorized number of Series B Preferred Units or increase the authorized number of Units of any additional class or series of Membership Interest unless the same ranks junior to the Series B Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of distributions (other than tax distributions) and rights of redemption; provided that, notwithstanding anything herein to the contrary in this Section 4.10, the Required Series B Consent for purposes of this clause (ii) as it relates to a Qualified Future Financing shall only require the consent of the holders of a majority of the total number of outstanding Series B Preferred Units (and, for the sake of clarity, neither clauses (x) and (y) above nor the proviso requiring the prior approval of each of Merck GHI and CV II shall apply);

(iii) pay or declare any distribution on any securities of the Company, other than (x) required tax distributions or (y) distributions in connection with a Liquidation Event approved in accordance with this Agreement and made in conformity with Article VII;

(iv) the incurrence by the Company of aggregate indebtedness for borrowed money outstanding at any time in an amount in excess of $1,500,000;

(v) redeem, purchase or otherwise acquire any securities of the Company, other than repurchases from officers, Managers, consultants or other persons who performed services for the Company in connection with the cessation of such employment or service for an amount not in excess of $250,000 individually;

(vi) change the number of Managers constituting the entire Board;

(vii) enter into any transaction with any officer, Manager or Member of the Company who holds 5% or more of the total outstanding Units, or any Affiliate or Immediate Family Member of any of the foregoing, except pursuant to the exercise of preemptive rights pursuant to Section 5.5 or in connection with a Qualified Future Financing (provided any such person’s participation in such Qualified Future Financing is on terms approved by the Board and identical to the terms of the other participants, and any participation by any such Affiliate is disclosed to the Board);

(viii) enter into any transaction with any Affiliate of the Company, except pursuant to the exercise of preemptive rights pursuant to Section 5.5 or in connection with a Qualified Future Financing (provided any such person’s participation in such Qualified Future Financing is on terms approved by the Board and identical to the terms of the other participants, and any participation by any such Affiliate is disclosed to the Board);

(ix) the incurrence by the Company of any expenditures in any calendar year which are not set forth in the then approved annual budget to the extent in excess of $250,000 individually or $500,000 in the aggregate;

(x) effect a reclassification, reorganization or recapitalization of the outstanding membership interest of the Company; provided this clause (x) shall not apply to a Corporate Conversion in anticipation of (and conditioned upon) a Qualified Public Offering,

(xi) the entering into any agreement or other transaction by the Company to acquire another company or the assets of another company for consideration in excess of $500,000;

(xii) approve any Liquidation Event unless the holders of the outstanding Series B Preferred Units have received or shall receive in connection with such transaction (in the aggregate taking into account all distributions, other than tax distributions, received from the Company from the original issue date of such Units) an amount per outstanding Series B Preferred Unit equal to or in excess of three times (3X) the Original Series B Issue Price applicable to each such outstanding Series B Preferred Unit; or

(xiii) except as provided in Section 5.1(d) relating to the implementation of the Transaction Bonus Plan, approve any increase by more than 1% of the total outstanding Units to the number of Units or options or profits interest available for issuance pursuant to any employee plan.

ARTICLE V

Units; Membership

5.1 Units Generally; Preference Units; Transaction Bonus Plan. (a) (i) The Membership Interests in the Company shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type or class or series having the rights and privileges, including voting rights, if any, set forth in this Agreement. As of the date hereof, the authorized capital of the Company shall consist of Common Units, Series A Preferred Units and Series B Preferred Units; provided, however the Board may from time to time create such additional classes or series of Membership Interests, to be designated as Common Units, preferred Units, or such other type of class or series of Membership Interests as the Board shall determine, as provided for herein (and subject to any consents required herein). The holders of record of the Membership Interests shall have such rights and obligations associated with such Membership Interests as are provided herein and in the Designation, should any be adopted, of any such class or series of Membership Interest authorized pursuant to this Agreement. The Company shall maintain an accurate record of the Units and Percentage Interests of all Members on the Members Schedule.

(ii) Effective as of the date of this Agreement, in exchange for, among other things, the elimination of the preference amount payable to the holders of the Series A Preferred Units pursuant to Section 7.2(a)(iii) of the Prior Agreement, each holder of record of Series A Preferred Units outstanding on the date hereof shall be issued a number of Common Units (rounded to the nearest whole Unit) equal to a fraction (x) the numerator of which shall equal the aggregate Original Series A Issue Price for such Series A Preferred Units held of record by such holder, and (y) the denominator of which shall equal 1.17. Effective as of the date of this Agreement, in exchange for, among other things, the elimination of the preference amount payable to the Common Investors pursuant to Section 7.2(a)(ii) of the Prior Agreement, each Common Investor shall be issued a number of Common Units (rounded to the nearest whole Unit) equal to a fraction (x) the numerator of which shall equal the Common Preference Amount for such Common Investor, and (y) the denominator of which shall equal 1.17. The Series A Preference Units and the Common Preference Units for each applicable Member is set forth on Schedule C hereto.

(iii) Any Common Units issued hereunder may, at the Board’s discretion, and subject to any consent required hereunder, be issued as equity incentive intended to constitute “profits interests” (as such term is used for purposes of the Code) and the rules and regulations promulgated thereunder, including Rev. Proc. 93-27 and Rev. Proc. 2001-43. All such profits interests shall entitle its record owner to share in the appreciation in the fair market value of Company property from the date of issuance and not in any fair market value of Company property accrued prior to the issuance of such Units. Immediately prior to the issuance of each such Unit, the Capital Accounts of the Members shall be adjusted and all Company property shall be revalued pursuant to the definition of Book Value. No such Units shall be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits, or other items. To the extent consistent with Section 706(d) of the Code and the Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time any Member is issued such profits interests (as though the Company’s tax year had ended) or the Company may credit to the Member being issued such Units his or its pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s fiscal year after the effective date of the issuance of such Units.

(b) The Membership Interests shall be represented by the Units which shall, unless otherwise provided therein, not be evidenced by any certificate or other written instrument, but shall only be evidenced by this Agreement and the holders of record of the Units shall be as is reflected on the books of the Company. Notwithstanding the foregoing, at the request of any Member, such Member shall be entitled to have its Units certificated in a form established by the Company.

(c) The total number of Units of all classes and series of Membership Interests which the Company shall have the authority to issue shall be: (i) 500,000,000 Common Units; (ii) 71,050,860 Series A Preferred Units; and (iii) 101,812,060 Series B Preferred Units; provided that in no event shall more than such number of Series A Preferred Units be issued absent the Required Series A Consent and in no event shall more than such number of Series B Preferred Units be issued absent the Required Series B Consent.

(d) After the initial closing under the Series B Purchase Agreement, the Company, on such terms and conditions as shall be approved by the Board, may adopt a Transaction Bonus Plan. Subject to the foregoing approval, the Transaction Bonus Plan may be structured as the grant of additional Units of a new class or series of Membership Interest that is only entitled to its proportionate share of the amounts payable pursuant to such plan as a special allocation of Profit hereunder, with such limitations and restrictions thereon as the Board or the Compensation Committee shall deem reasonable or appropriate. The creation of any such new class or series of Membership Interests shall be a Designation pursuant to Section 5.2. The Required Series A Consent and Required Series B Consent shall not apply to a Transaction Bonus Plan, so long as approved by the Board, including the Merck Manager or the Third Investor Manager.

(e) In no event shall any employee, officer or director of the Company, or any other Person, be entitled to any anti-dilution adjustment (or similar right), of any sort, in connection with the issuance of any securities of the Company, other than (i) as specifically provided herein for the benefit of the holders of Preferred Units, (ii) anti-dilution rights granted to employees of the Company and set forth in the Disclosure Schedule to the Series B Purchase Agreement (provided that, after giving effect to the final closing under the Series B Purchase Agreement, no such employee shall be entitled to any further adjustment, and such rights shall no longer be in effect), and (iii) anti-dilution rights hereafter granted to Persons with the approval of the Board (including the approval of each of the Investor Managers, other than with respect to any anti-dilution rights that are consistent with those herein set forth granted to investors in connection with a Qualified Future Financing), including, without limitation, in connection with a Qualified Future Financing.

5.2 Designation of Additional Units. (a) Subject to Sections 4.9 and 4.10, without limiting any other consent required hereunder, additional Membership Interests may be created and issued from time to time in one or more classes or series with such relative rights, powers, preferences, limitations and restrictions as may from time to time be established in a written action or actions (herein referred to as a “Designation”) of the Board providing for the issue of such class or series, as provided in and subject to the limitations of this Article and Section 13.1 (relating to amendments).

(b) The establishment of any such class or series of Membership Interest by a Designation shall set forth, to the extent appropriate:

(i) the number of Units that will constitute such class or series and the distinctive designation thereof;

(ii) whether such class or series shall have voting rights in addition to those set forth in this Agreement or required by law and, if so, the terms of such voting rights;

(iii) the annual rate (or method of calculation thereof), if any, pursuant to which such class or series shall have a preference as to Profits or Losses and distributions of property and the conditions and dates upon which such amounts shall be allocated to the Capital Accounts and/or such distributions shall be payable to the Members and the ability of the Company, if any, to defer such allocations or distributions for such class or series, the preference or relation, if other than pari passu, which such allocations or distributions shall have with respect to allocations and distributions on any other class or series of Membership Interests, and whether and to the extent such amounts and distributions shall be cumulative or noncumulative;

(iv) whether such class or series shall be subject to redemption by the Company (subject to any required approvals hereunder), and, if made subject to redemption, the times and other terms and conditions of such redemption (including the mandatory or optional nature of such redemption, whether such redemption shall be in whole and/or in part, and the amount and kind of consideration to be received upon such redemption);

(v) the amount or amounts which shall be paid out of the assets of the Company in respect of such class or series upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, and any rights in addition to those set forth in this Agreement in respect of such class or series upon the liquidation, dissolution or winding-up of the Company;

(vi) whether or not such class or series shall be convertible into, or exchangeable for, Membership Interests of any other class or series of Membership Interests, or securities of any other kind, and if so convertible or exchangeable, the terms and conditions of such conversion or exchange, including the price or prices or the rate of conversion or exchange, the method, if any, of adjusting the same and the terms of any right to terminate such conversion exchange privilege;

(vii) any limitations and restrictions in addition to those set forth in this Agreement, to be effective while any Units of such class or series are outstanding, upon the allocation of Profits or Losses, or upon the distribution of property with respect to, and upon the purchase, redemption or other acquisition by the Company of, any of the other classes or series of Membership Interests;

(viii) any conditions or restrictions in addition to those set forth in this Agreement upon the issuance of any additional Membership Interests of any class or series;

(ix) the times, prices and other terms and conditions for the offering of the Units representing such class or series; and

(x) any other relative rights, powers, preferences, limitations and restrictions as shall not be inconsistent with this Section.

The specific terms of any such Designation shall be subject to any consent required hereunder.

(c) Subject to any consent required hereunder, any action or actions taken by the Board pursuant to the provisions of this Section shall be deemed an amendment and supplement to, and shall become a part of, this Agreement.

5.3 Issuance of Units. Subject to the limitations contained in this Agreement, including Sections 4.9, 4.10 and 5.5, the Company shall have the right from time to time to issue additional Units to such persons on such terms and for such consideration as the Board shall determine in its discretion. Notwithstanding the foregoing, the Company shall not issue any Units to any Person unless such Person has executed and delivered to the Company the documents described in Section 5.4 hereof. Upon the issuance of Units, the Company shall adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2 and the Members Schedule shall be adjusted accordingly.

5.4 New Members from the Issuance of Units. In order for a Person to be admitted as a Member of the Company pursuant to the issuance of Units to such Person, such Person shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement in a form acceptable to the Company. Upon the amendment of the Members Schedule by the Company and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Units. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

5.5 Preemptive Rights.

(a) Subject to the terms and conditions of this Section 5.5 and applicable securities laws, and any consent required hereunder, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Holder.

(b) The Company shall give notice (the “Offer Notice”) to each Major Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held, by such Major Holder bears to the total Common Units of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Units and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Holder that elects to purchase or acquire all the securities available to it (each, a “Fully Exercising Major Holder”) of any other Major Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Major Holder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of securities specified above, up to that portion of the New Securities for which Major Holders were entitled to subscribe but that were not subscribed for by the Major Holders which is equal to the proportion that the Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Units and any other Derivative Securities then held, by such Fully Exercising Major Holder bears to the Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held, by all Fully Exercising Major Holders who wish to purchase such unsubscribed securities. The closing of any sale pursuant to this Section shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to subsection (a) of this Section.

(d) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in subsection (b) of this Section, the Company may, during the ninety (90) day period following the expiration of the periods provided in subsection (b) of this Section (or such longer period as the Board determines to keep such offer open), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Holders in accordance with this Section.

(e) The right of first offer in this Section shall not be applicable to (i) Exempted New Securities; (ii) securities issued in the IPO (so long as all Major Holders have the same, pro rata, right to participate in any purchase thereof on the same terms); and (iii) the issuance of shares of Series B Preferred Units under the Series B Purchase Agreement.

(f) The covenants set forth in this Section shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

(g) For purposes of this Agreement, the term “Exempted New Securities” shall mean: (i) New Securities issued as a stock or unit dividend or other distribution or upon any subdivision, split or combination of the currently outstanding Units (or any such Units the original issuance of which was conducted in accordance with this Section); (ii) New Securities issued upon conversion, exchange or redemption of any currently outstanding convertible or exchangeable securities (or any New Securities the original issuance of which was conducted in accordance with this Section); (iii) New Securities issued upon exercise of any currently outstanding options or warrants (or any such options or warrants the original issuance of which was conducted in accordance with this Section); (iv) New Securities issued to any employee, former employee, consultant, financial or other advisor, Manager or advisory board member of the Company or any of its subsidiaries as compensation or as an incentive for services, including in connection with the implementation of the Transaction Bonus Plan pursuant to Section 5.1(d); (v) New Securities issued as consideration (whether partial or otherwise) for the purchase by the Company or any of its subsidiaries of assets constituting a business unit or of the stock or other equity securities of any Person or Persons; (vi) New Securities issued pursuant to a Public

Offering; (vii) New Securities issued in connection with the conversion of the Company from a limited liability company into a corporation; (viii) Units issued or issuable pursuant to the Series B Purchase Agreement or the common warrants issued thereunder (or upon conversion or exercise of any such Units or such common warrants); and (ix) New Securities designated by the Company, with the Required Preferred Consent, as being Exempted New Securities.

5.6 Conversion of Preferred Units.

(a) In General. Subject to the terms of this Section, each Preferred Unit outstanding shall, from and after the issue date of such Preferred Unit, be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of Common Units equal to the fraction the numerator of which shall be the Original Issue Price for the Preferred Unit to be converted and the denominator of which shall be the Conversion Price applicable to the Preferred Unit to be converted in effect at the time of conversion. The “Conversion Price” shall mean, (i) for the Series A Preferred Units issued at either the Initial Closing or any Required Milestone Closing (as each such term is defined under the Series A Purchase Agreement) or pursuant to the CV Series A Warrant, $0.73527 (subject to adjustment from time to time as provided in this Section); (ii) for all other Series A Preferred Units, $0.85 (subject to adjustment from time to time as provided in this Section); and (iii) for the Series B Preferred Units, $0.70 (subject to adjustment from time to time as provided in this Section). In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the conversion rights hereunder with respect to the Preferred Units shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Units; provided that a holder of Preferred Units may elect to convert subject to, and conditioned upon, consummation of a Deemed Liquidation Event (notwithstanding anything herein to the contrary).

(b) Adjustment for Unit Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Units, the Conversion Price applicable to each series of Preferred Units in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Units issuable on conversion of each such Unit shall be increased in proportion to such increase in the aggregate number of Common Units outstanding. If the Company shall at any time or from time to time after the date hereof combine the outstanding Common Units, the Conversion Price applicable to each series of Preferred Units in effect immediately before the combination shall be proportionately increased so that the number of Common Units issuable on conversion of each Preferred Unit shall be decreased in proportion to such decrease in the aggregate number of Common Units outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment of Conversion Prices Upon Issuance of Additional Common Units. In the event the Company shall at any time after the date hereof issue Additional Common Units (including Additional Common Units deemed to be issued pursuant to this Section), without consideration or for a consideration per Unit less than the then applicable

Conversion Price for any series of Preferred Units, then the Conversion Price applicable to such series of Preferred Units shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the Conversion Price applicable to such series of Preferred Units as in effect immediately after such issue of Additional Common Units;

(B) “CP1” shall mean the Conversion Price applicable to such series of Preferred Units as in effect immediately prior to such issue of Additional Common Units;

(C) “A” shall mean the number of Common Units outstanding immediately prior to such issue of Additional Common Units (treating for this purpose as outstanding all Common Units issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Units) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D) “B” shall mean the number of Common Units that would have been issued if such Additional Common Units had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Common Units issued in such transaction.

For purposes of this Section, the following definitions shall apply:

(i)	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Units or Convertible Securities.

(ii)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Units, but excluding Options.

(iii)

“Additional Common Units” shall mean all Common Units issued (or, pursuant to subsection (d) of this Section, deemed to be issued) by the Company after the date hereof, other than (i) the Preference Units outstanding as of the date hereof and all securities issued or issuable pursuant to the Series B Purchase Agreement or the Series B Bridge Warrants, in each case, at a price no less than the Original Series B Issue Price, and subject to an overall cap of $65,000,000 with respect to issued

Series B Preferred Units, and (ii) the following Common Units and (2) Common Units deemed issued pursuant to the following Options and Convertible Securities (clauses (i) and (ii), collectively, “Exempted Securities”):

(A) Common Units, Options or Convertible Securities issued as a dividend or distribution on Preferred Units;

(B) Common Units, Options or Convertible Securities issued by reason of a dividend, Unit split, split-up;

(C) Common Units (including any “profits interests” pursuant to Section 5.1(a)(ii)) or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or other issuance approved by the Board, or any Units issued pursuant to the Transaction Bonus Plan;

(D) Common Units or Convertible Securities actually issued upon the exercise of Options or Common Units actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(E) Common Units, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction or acquisition or license of any assets or business, in each case as approved by the Board; or

(F) (i) Common Units issued or issuable pursuant to (x) the Series B Commitment Letter, or (y) conversion of the Series B Units issued or issuable pursuant to the Series B Purchase Agreement or the Series B Bridge Warrants, and (ii) the Preference Units outstanding as of the date hereof.

(d) Deemed Issue of Additional Common Units

(i) If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Units (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Units issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for any series of Preferred Units pursuant to the terms of subsection (c) of this Section, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Units issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price for each series of Preferred Units computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (ii) shall have the effect of increasing the Conversion Price for any series of Preferred Units to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Units in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Common Units (other than deemed issuances of Additional Common Units as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for any series of Preferred Units pursuant to the terms of subsection (c) of this Section (either because the consideration per share of the Additional Common Units subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the date hereof), are revised after the date hereof as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Units issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Units subject thereto (determined in the manner provided in clause (i) above shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price for any series of Preferred Units pursuant to the terms of subsection (c) of this Section, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v) If the number of Common Units issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price for any series of Preferred Units provided for in this subsection (d) shall be effected at the time of such issuance or amendment based on such number of Units or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this subsection (d)). If the number of Common Units issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price for any series of Preferred Units that would result under the terms of this subsection (d) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(e) No Adjustment of Conversion Price. No adjustment to the Conversion Price for (x) the Series A Preferred Units shall be made as the result of the issuance or deemed issuance of Additional Common Units if the Company receives written notice from holders of Series A Preferred Units representing the Required Series A Consent; and (y) the Series B Preferred Units shall be made as the result of the issuance or deemed issuance of Additional Common Units if the Company receives written notice from holders of Series B Preferred Units representing the Required Series B Consent, in each case agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Units.

(f) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Common Units that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for any series of Preferred Units pursuant to the terms of subsection (c) of this Section, then, upon the final such issuance, the Conversion Price for such series of Preferred Units shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of this Agreement as it relates to a Deemed Liquidation Event, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Units (but not the Preferred Units) are converted into or exchanged for securities, cash or other property (other than a transaction covered by subsection (b) of this Section), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Unit shall thereafter be convertible in lieu of the Common Units into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the Common Units issuable upon conversion of the Preferred Units immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section with respect to the rights and interests thereafter of the holders of the Preferred Units, to the end that the provisions set forth in this Section (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Units.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Units pursuant to this Section, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Units a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Units are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Units (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price applicable to such Preferred Units then in effect, and (ii) the number of Common Units and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Units.

(i) Notice of Record Date. In the event:

(A) the Company shall take a record of the holders of its Common Units (or other securities at the time issuable upon conversion of the Preferred Units) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any Units or any other securities, or to receive any other security; or

(B) of any capital reorganization of the Company, any reclassification of the Common Units, or any Deemed Liquidation Event; or

(C) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Preferred Units a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Units (or such other Units or securities at the time issuable upon the conversion of the Preferred Units) shall be entitled to exchange their Common Units (or such other Units or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per Unit and character of such exchange applicable to the Preferred Units and the Common Units. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(j) No Fractional Units. No fractional Common Units shall be issued upon conversion of the Preferred Units. In lieu of any fractional Units to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of one Common Unit as determined in good faith by the Board of Managers. Whether or not fractional Units would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Units the holder is at the time converting into Common Units and the aggregate number of Common Units issuable upon such conversion.

(k) Mandatory Conversion.

(i) Upon either (a) the closing of a Qualified Public Offering, or (b) the date and time, or the occurrence of an event, specified in a written consent executed by Members holding Preferred Units representing the Required Series A Consent (including, for the avoidance of doubt, approval of each of CV II and Merck GHI so long as such party holds Preferred Units) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Series A Conversion Time”), (i) all outstanding Series A Preferred Units shall automatically be converted into Common Units, at the then effective Conversion Price applicable to the Series A Preferred Units and (ii) such Units may not be reissued by the Company. Upon either (a) the closing of a Qualified Public Offering, or (b) the date and time, or the occurrence of an event, specified in a written consent executed by Members holding Preferred Units representing the Required Series B Consent (so long as such consent includes the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Series B Conversion Time” and, together with the Mandatory Series A Conversion Time, the “Mandatory Conversion Time”), (i) all outstanding Series B Preferred Units shall automatically be converted into Common Units, at the then effective Conversion Price applicable to the Series B Preferred Units and (ii) such Units may not be reissued by the Company.

(ii) All holders of record of Preferred Units shall be sent written notice of the Mandatory Conversion Time applicable to such Preferred Units and the place designated for mandatory conversion of all such Preferred Units pursuant to this Section. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. All rights with respect to the Preferred Units converted pursuant to this subsection, including the rights, if any, to receive notices and vote (other than as a holder of Common Units), will terminate at the applicable Mandatory Conversion Time, except only the rights of the holders thereof to receive the items provided for in the next sentence of this subsection. As soon as practicable after the applicable Mandatory Conversion Time, the Company shall reflect on its books and records the issuance to such holder, or to his, her or its nominees, of the number of full Common Units issuable on such conversion in accordance with the provisions hereof, together with cash as provided in subsection (j) in lieu of any fraction of a Common Unit otherwise issuable upon such conversion and the payment of any declared but unpaid distributions on the Preferred Units converted, without limiting Section 5.6(k)(iii). Such converted Preferred Units shall be retired and cancelled and may not be reissued, and the Company may thereafter take such appropriate action (without the need for Member action) as may be necessary to reduce the authorized number of Preferred Units accordingly.

(iii) In the event of a conversion of Preferred Units in connection with a Public Offering, each holder of Series A Preferred Units so converted shall be entitled to receive, in addition to the Common Units issuable upon conversion thereof, the form of which at the Company’s sole discretion either (i) a cash payment equal to the Fixed Series A Return in respect of such converted Series A Preferred Units, or (ii) Common Units (or shares of common stock, as applicable) with a value equal to the Fixed Series A Return in respect of such converted Series A Preferred Units (valuing such Common Units (or common stock) based on the closing price for such securities in the Public Offering). Such cash or securities shall be paid or issued by the Company upon the closing of such Public Offering.

ARTICLE VI

Capital Contributions and Capital Accounts

6.1 Capital Contributions; Capital Calls.

(a) Each Member has made, or shall make, the capital contribution, if any, and shall perform the commitment described in the subscription or other agreement entered into with the Company pursuant to which such Member acquired its Membership Interest.

(b) Except as provided in a separate agreement with such Member, no Member shall be required to make any additional contributions to the Company with respect to such Member’s Units. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

6.2 Capital Accounts.

(a) Maintenance Rules. The Company shall maintain for each Member a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a). For the avoidance of doubt, each Warrant shall be treated as a Noncompensatory Option but shall not be treated as exercised upon issuance, and, therefore, each holder of a Warrant shall not (for purposes of the Warrant) be treated as a Member in the Company, and thus, the holder of a Warrant will not receive any allocation of income, gain, loss or deduction in respect of any Units underlying such Warrant until such Units are actually issued following exercise of such Warrant. Each Capital Account shall be maintained in accordance with the following provisions:

(i) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.

(ii) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such

Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii) If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or portion thereof).

(iv) If (A) a new or existing Member contributes money or property to the Company (other than a de minimis amount as determined by the Board) as consideration for the issuance by the Company of any Units after the date hereof, (B) Units intended to constitute “profits interests” for services to be rendered for federal income tax purposes are issued, (C) the Company distributes more than a de minimis amount of Company assets other than cash as consideration for all or part of its Units, or (D) Preferred Units are converted into Common Units, (E) immediately prior to a Corporate Conversion pursuant to Section 11.7(a), or (F) Noncompensatory Options are issued, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation Section 1.704 1(b)(2)(iv)(f); provided, however, that in the event of the issuance of any Unit pursuant to the exercise of a Noncompensatory Option where the right to share in capital represented by such Unit differs from the consideration paid to acquire and exercise such option, the Book Value of Company assets immediately after the issuance of such Unit shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such assets and the Capital Accounts of the Members shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Units for a de minimis amount of cash or contributed property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis amount of Units, or in the event of an issuance of a de minimis amount of Units as consideration for the provision of services, the Board may determine that such adjustments are unnecessary for the proper administration of the Company. If, upon the occurrence of an event described in this Section 6.2(a)(iv), a Noncompensatory Option of the Company is outstanding, the Company shall adjust the Book Value of each Company asset in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In making such adjustments pursuant to a conversion of Preferred Units into Common Units, the Preferred Units shall be treated as convertible equity under Treasury Regulations Section 1.721-2(g)(3), and adjustments shall be made by subtracting the value of the conversion feature of the Preferred Units from Fair Market Value before adjusting the Book Value of Company assets as provided in Treasury Regulations Sections 1.704-1(b)(2)(iv)(h)(2) and 1.704-1(b)(2)(iv)(s).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b) Definition of Profits and Losses. “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

6.3 Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

6.4 No Withdrawal. No Member will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.

6.5 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions.

6.6 Status of Capital Contributions.

(a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b) Except as otherwise provided herein, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

ARTICLE VII

Distributions

7.1 Generally.

(a) Subject to Sections 7.2, 7.3 and 4.9, the Board shall have sole discretion regarding the amounts and timing of distributions to Members in respect of the outstanding Units, in each case subject to the retention and establishment in good faith of reserves of, or payment to third parties of, such funds as it deems reasonably necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations, including any amounts payable under the Transaction Bonus Plan (the amount of cash on hand in excess of such reserves and other amounts at any given time being referred to herein as the “Available Cash”).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members (x) if such distribution would violate Section 18-607 of the Delaware Act or other applicable law, or (y) to the extent that, immediately following such distribution, such Member’s Capital Account would be negative.

7.2 Interim Distributions. Subject to Sections 7.1(b), 7.3, 4.9 and 4.10, non-liquidating distributions of Available Cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the Board determines in its sole discretion, to the Members in the following order and priority:

(a) First, to the holders of the outstanding Series B Preferred Units (to the extent not converted into Common Units at or prior to the date of any such distribution), on a per Unit basis, in an amount equal to the Series B Unreturned Capital Value with respect to all outstanding Series B Preferred Units. If upon any such distribution, the amount to be distributed shall be insufficient to pay the holders of the Series B Preferred Units the full amount to which they shall be entitled under this Section 7.2(a), the holders of the Series B Preferred Units shall share ratably in any such distribution in proportion to the respective amounts which would otherwise be payable in respect of such Units held by them upon such distribution if all amounts payable on or with respect to such Units pursuant to this Section 7.2(a) were paid in full;

(b) Second, to the holders of the outstanding Series A Preferred Units (to the extent not converted into Common Units at or prior to the date of any such distribution), on a per Unit basis, in an amount equal to the sum of (x) the Series A Unreturned Capital Value, and (y) the accrued and unpaid Series A Preferred Return with respect to all outstanding Series A Preferred Units. If upon any such distribution (after paying in full the amounts due the holders of the Series B Preferred Units under Section 7.2(a)) the remaining amount to be distributed shall be insufficient to pay the holders of the Series A Preferred Units the full amount to which they shall be entitled under this Section 7.2(b), the holders of the Series A Preferred Units shall share ratably in any such remaining distribution in proportion to the respective amounts which would otherwise be payable in respect of such Units held by them upon such distribution if all amounts payable on or with respect to such Units pursuant to this Section 7.2(b) were paid in full; and

(c) Thereafter, the balance of the proposed distribution shall be paid to all of the holders of Common Units and Preferred Units, on a per Unit basis (treating all Preferred Units on an as-if converted to Common Units basis); provided, that distributions to the holders of Common Units issued as profits interests shall be limited to a share of distributions attributable to profits and appreciation after such Common Units were granted.

7.3 Tax Advances. Subject to the restrictions of any of the Company’s and/or its subsidiaries’ then applicable debt financing agreements and subject to the retention of any other amounts necessary to satisfy the Company’s and/or the subsidiaries’ obligations, as close as is practicable to each date prescribed by the Code for an individual to pay quarterly installments of estimated tax, the Company shall distribute to each Member out of Available Cash, if any, cash in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter. If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to the previous sentence with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year (provided that if the Company has made distributions other than pursuant to this Section 7.3, the Board may apply such distributions to reduce any Shortfall Amount). If the aggregate distributions made to any Member pursuant to this Section 7.3 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”) such Excess Amount shall reduce subsequent distributions that would be made to such Member pursuant to this Section 7.3, except to the extent taken into account as an advance pursuant to the next sentence. Distributions made pursuant to this Section 7.3 shall be taken into account as advances on distributions payable pursuant to Section 7.2, and shall (to the extent not previously taken into account pursuant to this sentence) reduce the distributions to be made to any Member under Section 7.2, when and as paid by the Company. No Member shall be liable to the Company for any amount distributed to it pursuant to this Section 7.3, or for any interest on such amount.

7.4 Indemnification and Reimbursement for Payments on Behalf of a Member. Except as otherwise provided in this Agreement, if the Company is required by law (as determined by the Tax Matters Person based on the advice of legal or tax counsel to the Company) to make any payment on behalf of a Member in its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then such Member (the “Indemnifying Member”) will indemnify the Company in full for the entire amount paid, including interest, penalties and expenses associated with such payment. At the option of the Board, the amount to be indemnified may be charged against a Capital Account of the Indemnifying Member, and, at the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member will make a cash payment to the Company in an amount equal to the full amount to be indemnified (and the amount paid will be added to the Indemnifying Member’s Capital Account but will not be deemed to be a Capital Contribution), or

(b) the Company will reduce distributions which would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed for all purposes, but such deemed distribution will not further reduce the Indemnifying Member’s Capital Account).

A Member’s obligation to make contributions to the Company under this Section 7.4 will survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.4, the Company will be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.4, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Company’s and its subsidiaries’ effective cost of borrowed funds.

7.5 Distributions Upon a Deemed Liquidation Event; Asset Sale. Subject to Section 7.1(b), unless the holders of (i) Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units), and (ii) a majority of the outstanding Common Units (not including any Common Units issuable upon conversion of the Preferred Units), elect otherwise by written notice sent to the Company prior to the effective date of any Deemed Liquidation Event, the Company shall distribute the proceeds received by the Company in respect of such Deemed Liquidation Event in accordance with Section 10.2(b). Subject to Section 7.1(b), unless the holders of (i) Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units), and (ii) a majority of the outstanding Common Units (not including any Common Units issuable upon conversion of the Preferred Units), elect otherwise by written notice sent to the Company, upon any sale or other transfer of a significant portion of its securities or sale, license and/or other transfer of a significant portion of its assets (which would not be deemed to be a Deemed Liquidation Event), the Company shall promptly distribute all of the Company’s Available Cash (after taking into account the proceeds (cash or otherwise) received in respect of any such transaction) to the Members in accordance with Section 7.2.

ARTICLE VIII

Allocations

8.1 Allocations of Profits and Losses. Subject to the other provisions of this Article VIII, the Company’s Profit and Loss for any fiscal period shall be allocated among the Members in such a manner that, as of the end of such fiscal period and to the extent possible, the Capital Account of each Member shall be equal to the respective net amount which would be distributed to such Member under this Agreement, determined as if the Company were to (a) liquidate the assets of the Company for an amount equal to their Fair Market Value as of the end of such fiscal period and (b) distribute the proceeds in liquidation in accordance with Section 10.2.

8.2 Regulatory and Special Allocations. Notwithstanding the provisions of Section 8.1:

(a) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(b) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(f) Nonrecourse Deductions for any Taxable Year or other period shall be specially allocated among the Members in proportion to their Percentage Interest in the Company.

(g) The allocations set forth in this Section above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

8.3 Curative Allocations. If the Tax Matters Person determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests.

8.4 Tax Allocations.

(a) Subject to Section 8.4(g) below, all income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Each item of income, gain, loss, deduction and credit realized by the Company in any taxable year shall be allocated pro rata to the Members according to the amount of Profit or Loss, as the case may be, allocated to them in such year. Notwithstanding the foregoing, if as a result of the difference in timing of Capital Contributions by the Members to the Company and the contribution, loan or other transfer by the Company to any of its subsidiaries of funds or other property contributed to the Company by such Members, the Company realizes short-term capital gain or both long-term and short-term capital gain for purposes of the Code, then the Tax Matters Person may allocate such short-term capital gain to the Members whose Capital Contributions resulted (directly or indirectly) in the recognition of such short-term capital gain.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the remedial method of Treasury Regulation Section 1.704-3(d), or such other method elected by the Tax Matters Person with the approval of Members holding (x) Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units), and (y) a majority of the outstanding Common Units (not including any Common Units issuable upon conversion of the Preferred Units), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company property is adjusted pursuant to Section 6.2(a)(iv), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

(f) Solely for the purpose of determining each Member’s share of Company “excess nonrecourse liabilities” pursuant to Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Company profits is hereby specified to be such Member’s Percentage Interest.

(g) To the extent permitted by the Code or other applicable law, notwithstanding anything contained herein to the contrary, allocations of taxable income realized by the Company as a result of distributions or dividends from (or redemptions of securities held by the Company of) any subsidiary, the proceeds of which are used to fund distributions to Members, shall be made to the Members receiving such distributions in proportion to such distributions.

ARTICLE IX

Elections and Reports

9.1 Generally. The Company will keep appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3.

9.2 Tax Status. The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and the Company and each Member shall file all tax returns on the basis consistent therewith.

9.3 Reports. The Company will use reasonable efforts to deliver or cause to be delivered, by April 1 of each year, to each person who was a Member at any time during the previous Taxable Year, all information reasonably necessary for the preparation of such person’s United States federal income tax returns and any state, local and foreign income tax returns which such person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes).

9.4 Tax Elections. The Tax Matters Person will determine whether to make or revoke any available election (including the election provided under Code Section 754) for federal, state, local and foreign tax purposes. Each Member will upon request supply the information necessary to give proper effect to any such election.

9.5 Tax Controversies. (a) The Company’s Chief Executive Officer shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code, and as the “partnership representative” within the meaning of Section 6223(a) of the Code, as amended by the Revised Partnership Audit Procedures, and shall act in a similar capacity under any applicable non-U.S., state or local tax law (such person acting in such capacity, as the “Tax Matters Person”). In addition, if applicable, the Tax Matters Person shall appoint a designated individual through whom the partnership representative will act for all purposes of the Revised Partnership Audit Procedures as described in proposed Treasury Regulation Section 301.6223-1(b). With the consent of the Members holding a Majority in Interest, the Tax Matters Person shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service (“IRS”) or with any state, local or non-U.S. taxing authority and subject to the provisions of this Section 9.5 is hereby authorized to exercise any and all authority and take any and all actions that it is permitted to take by applicable law when acting in that capacity. All reasonable expenses incurred by the Tax Matters Person while acting in the capacity of tax matters partner shall be paid or reimbursed by the Company; provided, however, that the Tax Matters Person shall not be entitled to a fee for acting as the Tax Matters Person.

(b) The Tax Matters Person shall promptly, after the receipt of any significant written communication from the IRS or any state or local tax authority in any administrative proceeding at the Company level with respect to the determination of any Company item of income, gain, loss, expense, deduction or credit, mail a copy of such communication to each Member (or former Member) potentially affected thereby including, without limitation, for any tax period subject thereto, any communications under Section 6231(a) of the Code, as amended by the Revised Partnership Audit Procedures. The Tax Matters Person will use its commercially reasonable efforts to keep the other Members informed about significant developments in any U.S. federal, state or local income tax audit of the Company, and about any significant action that it shall take as the Tax Matters Person.

(c) Following a Member’s written request, the Tax Matters Person shall use commercially reasonable efforts to promptly furnish to such Member any information and documentation (including receipts or other proofs of payment of taxes) which is in the Tax Matters Person’s possession, or which the Tax Matters Person can obtain with the use of commercially reasonable efforts, and which is reasonably required by such Member (x) to comply in a timely manner with any U.S. federal, state or local tax filing or reporting requirements in respect of the Company or (y) to claim any available tax refunds or exemptions in respect of its share of the income of the Company, provided, that such Member shall be required to incur or bear any upfront or other third party or out of pocket cost or expense required in order to obtain any information or documentation requested by such Member.

(d) With the consent of the Members holding a Majority in Interest, and at the Company’s expense, the Tax Matters Person shall determine in good faith whether any elections under Sections 6221(b) and 6226(a) of the Code, as amended by the Revised Partnership Audit Procedures, shall be made. The financial burden of any imputed underpayment (as determined under Section 6225 of the Code, as amended by the Revised Partnership Audit Procedures) or other Tax assessment imposed on the Company and associated interest, adjustments to tax and penalties arising from an adjustment that are imposed on the Company shall be borne by the Members and former Members of the Company based on their proportionate interest in the Company during the applicable tax year under review.

(e) The Members agree to take all actions and provide any information reasonably requested by the Company or the Tax Matters Person to comply with the Revised Partnership Audit Procedures, including, where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Tax Matters Person.

(f) This Section 9.5 shall apply to any comparable provision of state or local tax law, and shall survive the dissolution or termination of the Company and the withdrawal or other transfer of interests of or by any Member.

ARTICLE X

Dissolution and Liquidation

10.1 Dissolution. The Company shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a) Subject to Sections 4.9 and 4.10, upon the election to dissolve the Company by action of the Board and Members holding a Majority in Interest; or

(b) The entry of a decree of judicial dissolution under applicable law; provided, that, notwithstanding anything contained herein to the contrary, no Member shall make an application for the dissolution of the Company pursuant to applicable law without the approval of a Majority in Interest.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2 Liquidation.

(a) Liquidator. Upon a liquidation, dissolution or winding up of the Company, the Board, with the approval of all Investor Managers, shall appoint a person or persons (or may designate the Board itself to so act) to act as the “Liquidator,” and such person(s) shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator will agree not to resign at any time without 30 days’ prior written notice to the Board. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board, with the approval of all Investor Managers. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive compensation for its services as the Board may approve plus reimbursement of the Liquidator’s out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of the Company’s debts and obligations to its creditors (including Members), including sales commissions and other expenses incident to any sale of the assets of the Company, but not including any amounts payable under the Transaction Bonus Plan, if applicable, in order of the priority provided by law;

(ii) Second, to the establishment of and additions to such reserves as the Board, with the approval of all Investor Managers, deems necessary or appropriate; and

(iii) Thereafter, the balance of such proceeds shall be distributed to the Members in accordance with Section 7.2, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such Liquidation occurs and taking into account any Transaction Bonus Plan.

The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Member pursuant to this Section 10.2(b).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.2(b), if upon dissolution of the Company the Board (including with the approval of all Investor Managers) determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Board (including with the approval of all Investor Managers) may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, the Board will determine the Fair Market Value of any property to be distributed in accordance with any valuation procedure which the Board reasonably deems appropriate.

(d) Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Company (or any Member’s interest in the Company) and related adjustments will be made by the end of the Fiscal Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the distribution of the assets of the Company as provided in Section 10.2(b) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in all applicable jurisdictions and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

Transfer of Units

11.1 Restrictions. Each Member acknowledges and agrees that such Member shall not Transfer any Unit(s) except in accordance with the provisions of this Article XI. Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.

11.2 General Restrictions on Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, no transferee of any Unit(s) received pursuant to a Transfer shall become a Member in respect of or be deemed to have any ownership rights in the Unit(s) so Transferred unless the purported transferee is a Member prior to any such Transfer or is admitted as a Member as set forth in Section 11.3.

(b) Following a Transfer of any Unit(s) that is permitted under this Article XI, the transferee of such Unit(s) shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Unit(s). Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c) Any Member who Transfers all of his or its Units (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

(d) The Members acknowledge that certain of the Units issued to employees and consultants to the Company are subject to forfeiture to the Company under certain conditions as provided in a Unit Forfeiture or similar agreement between the applicable Member and the Company. No Member shall be permitted to transfer any Units subject to any such forfeiture right until such right lapses.

(e) Without limiting any provision herein set forth, no Member may Transfer (directly or indirectly, including by offering any of its securities, investing in any other Member or otherwise), any securities of the Company to another Member or any Affiliate thereof or any other third party unless such Member provides prior written notice to the Board (including the Investor Managers), unless such Transfer is a permitted transfer as defined for purposes of Section 11.6(d) hereto.

11.3 Procedures for Transfer. Subject in all events to the general restrictions on Transfers contained in this Article XI, no Transfer of Unit(s) may be completed until the prospective transferee is admitted as a Member of the Company by executing and delivering to the Company a written undertaking to be bound by the terms and conditions of this Agreement in a form acceptable to the Board. Upon the amendment of the Members Schedule by the Company, such prospective transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon the Company shall reissue the applicable Units in the name of such prospective transferee. The provisions of this Section 11.3 shall not apply with respect to the Transfer of any Unit(s) to a transferee that is a Member immediately prior to such Transfer.

11.4 Legend. Any certificates or instruments representing the Units will bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE ISSUER AND ITS MEMBERS. A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT AS IN EFFECT FROM TIME TO TIME WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

11.5 Limitations.

Notwithstanding anything to the contrary in this Agreement, unless affirmatively waived in writing by the Board (including a majority of the disinterested Managers), no Unit may be Transferred and the Company may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the state of its organization, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes (unless the Company has elected to be taxed as a corporation for federal income tax purposes), (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708; (iv) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Company or its Members; and (v) such Transfer or issuance, as the case may be, shall be to a person or entity, or any of their Affiliates, who is not a competitor to the Company or an entity in which the Company holds a material interest, as reasonably determined by the Company, except this clause (v) shall not apply to a Transfer in connection with a Healthcare Trigger Event by Merck GHI.

11.6 Additional Transfer Restrictions.

(a) General. Subject to the other provisions of this Article XI, a Member may Transfer Units only if such Member has complied with the terms and requirements of Section 11.6(b), 11.6(c), 11.6(d) and 11.6(e), as applicable.

(b) Right of First Refusal. In the event that a Member (the “Transferring Member”) proposes to sell or otherwise Transfer (other than pursuant to a Public Offering or pursuant to an Approved Company Sale) any Units pursuant to a bona fide offer from a third party (the “Proposed Transferee”), the Transferring Member must first give the Major Holders (the “Non-Transferring Major Holders”) written notice (the “ROFR Notice”) of the number of Units to be transferred, the price, terms and conditions of the proposed sale, including the identity of the Proposed Transferee, and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed sale. Within ten (10) days after the receipt of the ROFR Notice, the Non-Transferring Major Holders (or their assignees) may elect to purchase (as among themselves, pro rata in accordance with their respective Percentage Interests or in such other proportions as they shall agree; together with a pro rata right of oversubscription for all Major Holders who elect to purchase their full pro rata amount), and the Transferring Member agrees to sell to the Non-Transferring Major Holders (and their assignees), at the price and on the terms specified in the ROFR Notice, all or any portion of the Units as such Non-Transferring Major Holders (or their assignees) shall request (after taking into account such oversubscription rights). In the event the Non-Transferring Major Holders (or their assignees) elect to purchase all or part of the Units proposed to be transferred, the closing of such purchase will take place five (5) days after the expiration of such ten (10) day period or such other date as the parties shall agree. To the extent that the terms of payment set forth in the ROFR Notice consist of property other than cash against delivery, the Non-Transferring Major Holders (or their assignees) may substitute cash of equivalent value in lieu thereof. To the extent the Non-Transferring Major Holders (or their assignees) do not exercise in full this right of first refusal within the twenty (20) day period specified above (collectively, the “ROFR Notice Period”), the Transferring Member will have sixty (60) days thereafter to sell the Units not elected to be purchased by the Non-Transferring Major Holders (and their assignees) at the price and upon the terms and conditions no more favorable (in any material respect) to the purchasers of such Units than specified in the ROFR Notice. In the event the Transferring Member has not sold such Units within such sixty (60) day period, the Transferring Member may not thereafter sell any Units without first offering such Units to the Major Holders in the manner provided in this Section 11.6(b). The restrictions set forth in this Section 11.6(b) shall not apply in the following cases: (i) any Member may sell or transfer Units to the Company pursuant to a repurchase or similar right (including any transfer upon a forfeiture of Units pursuant to any subscription or similar agreement pursuant to which such shares were acquired); and (ii) any Member may sell or transfer any Units to a Permitted Transferee (as defined below) subject to Sections 11.3 and 11.5.

(c) Right of Co-Sale. To the extent that a Non-Transferring Major Holder does not elect to purchase all or part of the Units proposed to be transferred by the Transferring Member pursuant to subsection 11.6(b), then the Non-Transferring Major Holder shall have the right to participate in the proposed sale of Units to the Proposed Transferee on the same terms and conditions as specified in the ROFR Notice. The Non-Transferring Major Holder shall provide notice to the Transferring Member within ten (10) days after the receipt of the ROFR Notice indicating the number of Units that the Non-Transferring Major Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Non-Transferring Major Holders exercises such right of participation in accordance with the terms and conditions of this Section 11.6(c), the number of Units that the Transferring Member may sell shall be correspondingly reduced. Each Non-Transferring Major Holder (a “Selling Major Holder”) may sell all or any part of that number of Units equal to the product obtained by multiplying (i) the aggregate number of Units covered by the ROFR Notice that have not been subscribed for pursuant to Section 11.6(b) by (ii) a fraction, the numerator of which is the number of Units owned by the Selling Major Holders on the date of the ROFR Notice and the denominator of which the total number of Units owned by all of the Selling Major Holders and the Transferring Member on the date of the ROFR Notice.

(d) Permitted Transfers; Healthcare Trigger Event. The restrictions contained in Sections 11.6(b) and Section 11.6(c) shall not apply with respect to any Transfer of Units by any Member (A) in the case of a Member who is an individual, pursuant to applicable laws of descent and distribution or, if such Transfer is made for bona fide estate planning purposes (which bona fide estate planning purposes, if requested by the Board, shall be verified by a legal opinion from counsel experienced in such matters), then to any Immediate Family Member of such Member, any entity controlled or under common control with such Member or a trust or similar vehicle established by such Member, (B) in the case of a non-individual Member, to its Affiliates or current or former stockholders, partners, including limited partners, or members; provided, in each case, that any such transferee shall have complied with the requirements of Section 11.3 and 11.5, or (C) in the case of Merck GHI, upon a HealthCare Trigger Event, as a condition precedent to such Healthcare Trigger Event and subject in all cases to applicable law, Merck GHI shall have the right, in its sole discretion, to transfer its Series A Preferred Units to a third party reasonably acceptable to the Company without the application of Sections 11.6(b) or 11.6(c). The Company will fully cooperate with such sale, including with respect to due diligence by any potential purchaser and the execution of any reasonably required documents and obtaining of reasonably necessary consents and waivers by existing Members. The transferees permitted by this Section 11.6(d) are referred to herein as “Permitted Transferees”.

(e) Approved Company Sale.

(i) If (A) the Board (if required by applicable law) and (B) the holders of (1) a Majority in Interest and (2) Members holding Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) (the “Selling Members”), approve a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of all (or a lesser percentage, if necessary, as determined by the Selling Members for accounting, tax or other reasons) of the Company’s outstanding Units or equivalents (in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) or any other transaction which has the same effect as any of the foregoing, to an Independent Third Party or group of Independent Third Parties (each such sale or transaction, an “Approved Company Sale”), then each holder of Units will vote for, consent to and raise no objections against the Approved Company Sale or the process. If the Approved Company Sale is structured as a merger or consolidation, then each holder of Units shall waive any dissenter’ rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Company Sale is structured as a Transfer of Units, then each holder of Units shall agree to sell all of his or its Units and rights to acquire Units on the same terms and conditions, in all material respects, as applicable to the respective types of Units to be Transferred in such Approved Company Sale. Each holder of Units shall take all necessary or desirable actions in connection with the consummation of an Approved Company Sale as requested by the Board, including, without limitation, executing the applicable purchase agreement. If the Board, the Company or any of the holders of Units enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Units who is not an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501 under the Securities Act) designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(ii) Notwithstanding the foregoing, no Member will be required to comply with Section 11.6(e)(i) above in connection with any proposed Approved Company Sale (the “Proposed Sale”) unless:

(A) the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Members in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Proposed Sale; and

(B) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s Units will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series, (ii) each holder of a series of Preferred Units will receive the same amount of consideration per share of such series of Preferred Units as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Units will receive the same amount of consideration per Common Unit as is received by other holders in respect of their Common Units, and (iv) unless Members holding Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Units and Common Units shall be allocated among the holders of Preferred Units and Common Units on the basis of the relative liquidation preferences to which the holders of the Preferred Units and the holders of Common Units are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with Section 10.2(b).

11.7 Initial Public Offering; Conversion to C Corporation.

(a) If at any time (A) the Board and (B) the holders of (1) a Majority in Interest and (2) subject to Section 11.7(b), Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units), desire to cause (i) a transfer of all or a substantial portion of (x) the assets of the Company or any of its subsidiaries or (y) the Units, to a newly organized corporation or other business entity (“Newco”), (ii) a merger or consolidation of the Company or any of its subsidiaries into or with a Newco as provided under Section 18-209 of the Delaware Act or otherwise, (iii) a conversion of the Company to a corporation pursuant to Section 18-214 of the Delaware Act or otherwise, (iv) another restructuring of all or substantially all of the assets or Units of the Company into a Newco, including by way of the conversion of the Company into a Delaware corporation (any such corporation, also “Newco”), in any case in anticipation of or otherwise in connection with a registered initial public offering of securities of a Newco (an “Initial Public Offering”) or for any other bona fide business reason, each Member shall take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be requested by the Board, including, without limitation, transferring or tendering such Member’s Units to a Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 11.7(b).

(b) In connection with a transaction described in Section 11.7(a) (a “Corporate Conversion”), (1) the Units (including Preferred Units) shall be exchanged, converted into or redeemed for shares with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such Corporate Conversion (including without limitation board size and composition and voting and approval rights and liquidation preferences), and except as otherwise approved by the Board, (2) each holder of outstanding Units issued as “profits interest” (a “PI Holder”) shall be converted or exchanged for (x) shares of common stock of Newco in an amount equal to the Capital Account balance of such PI Holder associated with such Units (after taking into account the adjustment to Capital Accounts to reflect Book Value pursuant to Section 6.2(a)(iv)) divided by the fair market value of one share of common stock (the “Per Share FMV”) of Newco (such number of shares being referred to herein as the “New Common Shares”), and (y) for each PI Holder who at such time is an employee or active consultant to the Company, a stock option grant for a number of shares of common stock of Newco equal to the total number of outstanding Units issued as “profits interest” then held by such PI Holder minus the New Common Shares (such number subject to an appropriate adjustment for any stock split, stock combination or similar event in connection with the Corporate Conversion), with an exercise price per common share equal to the Per Share FMV (and with all such securities subject to identical vesting and similar restrictions). In connection with a Corporate Conversion, the Board shall cause Newco to enter into such agreements and adopt a certificate of incorporation and bylaws as are necessary to provide the Members with rights with respect to such corporation which are substantially similar to the rights of such Members pursuant to this Agreement as mutually agreed upon by the Company, CV II and Merck GHI. Notwithstanding anything herein to the contrary, including, without limitation, Sections 4.9 and 4.10 and Section 11.7(a)((B)(2), neither the Required Series A Consent nor the Required Series B Consent, nor the consent of either CV II or Merck GHI, shall be required in connection with any Corporate Conversion that is in anticipation of (and conditioned upon) a Qualified Public Offering and that satisfies the conditions of this Section 11.7(b) (including the preceding sentence).

(c) Each Member hereby agrees (i) not to effect any sale or distribution of any Common Units (or any equity securities issued in exchange for, or distributed with respect to, Common Units, including any equity securities of Newco) or any securities convertible into or exchangeable or exercisable for Common Units (or any equity securities issued in exchange for, or distributed with respect to, Common Units, including any equity securities of Newco), during the seven days prior to and the 180-day period beginning on the effective date of an Initial Public Offering (except as part of such Initial Public Offering, if otherwise permitted), unless the underwriters managing such Initial Public Offering otherwise agree (which agreement shall be equally applicable to all Members) and (ii) to execute and deliver any reasonable agreement which is consistent with the provisions of this Section and which may be required by the underwriters managing such Initial Public Offering.

(d) Each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section, including any vote or approval required under Section 18-209 of the Delaware Act. The proxy granted pursuant to this Section is a special proxy coupled with an interest and is irrevocable.

ARTICLE XII

Miscellaneous Provisions

12.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile (against facsimile confirmation) or electronic mail transmission or mailed by a recognized overnight courier prepaid, to (i) any Member, at such Member’s last known address as set forth on the Company’s books and records, and (ii) the Company, to the Company’s Chief Executive Officer or Secretary at the Company’s principal place of business (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b) All such notices, requests and other communications will (i) if delivered personally to the address as provide in Section 12.1(a) be deemed given upon delivery, (ii) if delivered by facsimile or electronic mail transmission to the facsimile number or email address as provided for in Section 12.1(a), be deemed given upon facsimile confirmation or delivery of such email (provided, in the case of electronic mail, no bounce back error message is received) and (iii) if delivered by overnight courier to the address as provided in Section 12.1(a), be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 12.1).

12.2 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, and specifically the Delaware Act, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.3 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

12.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

12.5 Amendments. (a) Except as otherwise provided in this Section 12.5 and subject to Sections 4.9 and 4.10, this Agreement may be amended, in whole or in part, only through a written amendment executed by (i) the Board, (ii) a Majority in Interest and (iii) the holders of Preferred Units representing the Required Series A Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units) and the Required Series B Consent (including the approval of each of CV II and Merck GHI so long as such party holds Preferred Units); provided that (x) in connection with a Qualified Future Financing, the Required Series A Consent and the Required Series B Consent for purposes of the foregoing clause (iii) shall only require the consent of the holders of a majority of the total number of outstanding Preferred Units of each class of Preferred Units (voting as separate classes) (and, for the sake of clarity, shall not require the prior approval of each of Merck GHI and CV II) solely to create the securities (and associated rights and obligations) to be issued in connection therewith, and (y) neither the Required Series A Consent nor the Required Series B Consent (nor the specific approval of either CV II or Merck GHI) shall be required for a Corporate Conversion that is in anticipation of (and conditioned upon) a Qualified Public Offering and that satisfies the conditions of Section 11.7(b). Each Member shall be promptly notified of any amendment to this Agreement made pursuant to this Section.

(b) An amendment to any provision of this Agreement that calls for a higher level of approval of the Members or the approval of certain specified Members shall, in addition to the execution percentage set forth in Section 12.5(a), require the same form of approval as is set forth in such provision. Any amendment to this Section 12.5(b) or 12.5(c) shall require the unanimous consent of the Members.

(c) Notwithstanding anything to the contrary contained in this Section 12.5, there shall be no amendment (i) to Section 3.1(c)(i), 3.1(c)(iv) or 3.1(d) of this Agreement without the vote or written consent of a majority of the Units held by the Founding Investors and their Immediate Family Members, (ii) to Section 3.1(c)(ii), 3.1(c)(iv), 3.1(d), 3.1(i), 3.6. 11.5 (with respect to a Healthcare Trigger Event) or 11.6(d) (with respect to a Healthcare Trigger Event) of this Agreement, or any specific right granted to Merck GHI hereunder, without the vote or written consent of Merck GHI; or (iii) to Section 3.1(c)(iii), 3.1(c)(iv), 3.1(d), 3.1(i) or 3.6 of this Agreement, or any specific right granted to CV II hereunder, without the vote or written consent of CV II.

(d) Notwithstanding anything to the contrary contained in this Section 12.5, there shall be no amendment to this Agreement that (i) increases a Member’s obligation to make capital contributions to the Company, unless the amendment is consented to by such Member, or (ii) imposes personal liability upon a Member for any debts or obligations of the Company, unless the amendment is consented to by such Member.

(e) Notwithstanding the foregoing provisions of this Section 12.5, the Board (including at least two Investor Managers) may, without the consent of any Members, amend this Agreement to (i) reflect changes validly made in the membership of the Company and the Capital Contributions of the Members; (ii) reflect a change in the name of the Company; (iii) make a change that is necessary or, in the opinion of the Board, advisable to qualify the Company as a partnership for tax purposes or an entity in which the Members have limited liability under the laws of any state; (iv) subject to Section 12.5(d), cure any ambiguity, correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement; (v) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the Board or the Company pursuant to the requirements of applicable law if the provisions of applicable law are amended, modified or revoked so that the taking of such action is no longer required; (vi) prevent the Company or the Board from in any manner being (A) deemed an “investment company” subject to the provisions of the Investment Company Act, (B) treated as a “publicly traded partnership” for purposes of Code Section 7704 or (C) subject to federal income tax as an association taxable as a corporation; (vii) cause the Company to elect to convert the Company into a “Section 3(c)(7)” fund under the Investment Company Act; or (viii) make any other amendments similar to the foregoing. A Member’s right to object to an amendment pursuant to Section 12.5(e)(iv) on the grounds that such amendment is materially adverse to such Member shall expire at the close of business on the 30th day following notice to such Member of such amendment.

12.6 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

12.7 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

12.8 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts including, but not limited to, transmittal via facsimile or PDF, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

12.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.10 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Members agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.11 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

12.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

12.13 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.14 Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

12.15 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party including, but not limited to, any creditor of the Company.

12.16 Arbitration Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator (to be mutually agreed upon) in the State of New Jersey, in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. Judgment shall be final and may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall have the authority to allocate between the parties the expense of any such arbitration based on his determination of the relative fault, if any, of the parties. The parties may enforce any final determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any final determination, the parties hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which he may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient form.

*    *    *    *

IN WITNESS WHEREOF, the undersigned Members consisting the Members required under Section 12.5 of the Prior Agreement have executed this Second Amended and Restated Limited Liability Company Agreement of ElectroCore, LLC as of the date first written above.

FOUNDING INVESTORS:

/s/ Joseph P. Errico
Joseph P. Errico

/s/ Dr. Thomas Errico
Dr. Thomas Errico

The Thomas J. Errico 2010 Family Trust

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Trustee

/s/ Kathryn Theofilos
Kathryn Theofilos

ADDITIONAL MEMBERS:

Core Ventures 2010, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

2010 Core Investment Partners, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

[Signature Page to Second Amended and Restated

Limited Liability Company Agreement]

NeuroCore Investment Partners, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

IC-4, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

IC-2, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

IC-1, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Manager

/s/ Steve Mendez
Steve Mendez

/s/ Bruce Simon
Bruce Simon

/s/ Francis Amato
Francis Amato

/s/ Glenn Vraniak
Glenn Vraniak

/s/ Eric Liebler
Eric Liebler

[Continuation of Signature Page to Second Amended and Restated

Limited Liability Company Agreement]

/s/ Dan Duhart
Dan Duhart

Core Ventures, LLC

By:	/s/ Joseph P. Errico
	Name	Joseph P. Errico
	Title:	Managing Director

Paulson Electrocore Investments LLC

By:	/s/ Starla Goff
Starla Goff, CEO

Paulson Investment Company

By:	/s/ Mark Finckle
Name:Mark Finckle
	Title:	Head of Investment Banking

[Continuation of Signature Page to Second Amended and Restated

Limited Liability Company Agreement]

HOLDERS OF SERIES A PREFERRED UNITS:

Merck Global Health Innovation Fund, LLC

By:	/s/ William Taranto
	Name:	William Taranto
	Title:	Managing Director

Conure ElectroCore, LLC
By: Bio Brazil, LLC, its Manager

By:	/s/ Lisa Rhoads
	Name:	Lisa Rhoads
	Title:	Manager

Core Ventures, LLC

By:	/s/ Joseph P. Errico
	Name:	Joseph P. Errico
	Title:	Managing Director

/s/ James L. L. Tullis
James L. L. Tullis

Tullis Opportunity Fund II, LP
By: its General Partner, Tullis Opportunity Fund II, LLC

By:	/s/ James L.L. Tullis
	Name:	James L.L. Tullis
	Title:	Manager

Skyview Investments, LLC

By:	/s/ Michael Stansky
	Name:	Michael Stansky
	Title:	Managing Member

[Continuation of Signature Page to Second Amended and Restated

Limited Liability Company Agreement]

/s/ Michael Stansky
Michael Stansky

/s/ Kenneth G. Langone
Kenneth G. Langone

John F. Welch, Jr. 2004 Revocable Trust

By:	/s/ John F. Welch, Jr.
	Name:	John F. Welch, Jr.
	Title:	Trustee

ECNG, LLC

By:	/s/ JP Errico
	Name:	JP Errico
	Title:	Manager

[Continuation of Signature Page to Second Amended and Restated

Limited Liability Company Agreement]

Schedule A

Officers of ElectroCore, LLC

(as of the date hereof)

Francis R. Amato	Chief Executive Officer

Joseph P. Errico	Chief Science and Strategy Officer

Glenn Vraniak	Chief Financial Officer

Steve Mendez	Vice President and Chief Technical Officer

Dan Duhart	Global Vice President, Sales and Marketing

Bruce Simon	Vice President, Research

Eric Liebler	Vice President, Scientific, Medical and Government Affairs

Mike Romaniw	Vice President, Quality Assurance

Schedule B

Board of Managers

(as of the date hereof)

Managers Designated by the Founding Investors

Joseph P. Errico

Dr. Thomas J. Errico

Kathryn K. Theofilos

Manager Designated by Merck GHI

David Rubin

Manager Designated by CV II

Dr. Peter Staats

Manager Mutually Designated by Merck GHI and CV II

Trevor Moody

Independent Managers

Frank Amato

James L.L. Tullis

Nicholas Colucci